UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FRANCESCA’S HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Francesca’s Holdings Corporation
8760 Clay Road
Houston, Texas 77080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 9, 2015
10:00 a.m., Central Time

To the Stockholders of Francesca’s Holding Corporation:

Notice is hereby given that the 2015 annual meeting of stockholders (the “Annual Meeting”) of Francesca’s Holding Corporation (the “Company”) will be held at 8760 Clay Road, Houston, Texas 77080 on Tuesday, June 9, 2015 at 10:00 a.m., Central Time, for the following purposes:

(1)	To elect to the Board of Directors of the Company the three (3) nominees named in the attached Proxy Statement to serve until the Company’s 2018 annual meeting of stockholders and until their successors are duly elected and qualified;
(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2016;
(3)	To hold an advisory vote to approve the Company’s executive compensation;
(4)	To approve a new equity incentive plan, the Company’s 2015 Equity Incentive Plan; and
(5)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the accompanying proxy statement. The Board of Directors has fixed the close of business on April 10, 2015 as the record date for the Annual Meeting. All holders of record at the close of business on that date are entitled to notice of, and be present and to vote at, the Annual Meeting and any postponements or adjournments thereof.

You are cordially invited to attend the Annual Meeting in person. Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please date, sign and mail the enclosed proxy card or voting instruction form or submit your proxy using the internet or telephone as soon as possible. Please review the instructions you received regarding each of these voting options. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

Kal Malik Secretary
Houston, Texas April 24, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2015.
The Proxy Statement and the 2014 Annual Report to Stockholders are available at
http://materials.proxyvote.com/351793

i

FRANCESCA’S HOLDINGS CORPORATION
8760 Clay Road
Houston, Texas 77080

PROXY STATEMENT
FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

We encourage you to vote by internet or telephone, or complete, sign and return your proxy card or voting instruction form prior to the Annual Meeting even if you plan to attend. After you vote, you may confirm that your shares were voted in accordance with your instructions. Immediately following the below “Company Overview” is a question and answer section that provides information about how to vote your shares and how to confirm your vote.

This Proxy Statement and our 2014 Annual Report to Stockholders (the “2014 Annual Report”) are first being mailed to the Company’s stockholders and will be made available on the internet at http://investors.francescas.com or at http://materials.proxyvote.com/351793 on or about April 24, 2015.

COMPANY OVERVIEW

Francesca’s Holdings Corporation (the “Company,” “francesca’s®,” “we,” or “us”) is a holding company and all of our business operations are conducted through our subsidiaries.

francesca’s® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of April 10, 2015, francesca’s® operates 583 boutiques in 47 states and the District of Columbia and also serves its customers through www.francescas.com, its direct-to-consumer website.

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?
A:	The Company has again elected to furnish to most of its stockholders this Proxy Statement, Notice of Annual Meeting of Stockholders and our 2014 Annual Report (collectively “proxy materials”) through the internet. You will receive a “Notice of Internet Availability of Proxy Materials” (the “Notice”) by mail or e-mail, and you will not receive printed copy of the proxy materials, unless you specifically request one or have previously requested one. The Notice contains instructions on how stockholders can access and review the proxy materials via the internet and how to vote their shares. The Notice also contains instructions on how to receive, free of charge, paper copies of the proxy materials for our Annual Meeting or for all future meetings. Stockholders who did not receive a Notice will receive printed copies of the proxy materials and a proxy card by mail.

The proxy materials are first being made available to our stockholders on or about April 24, 2015.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing printed copies.

Q:	What items will be voted on at the Annual Meeting?
A:	The items of business scheduled to be voted on at the Annual Meeting are:
•	The election to the Board of Directors of the three (3) nominees named in this Proxy Statement to serve as Class I Directors until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1);
•	The ratification of the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2016 (Proposal No. 2);
•	An advisory vote to approve the Company’s executive compensation (Proposal No. 3); and
•	The approval of a new equity incentive plan, the Company’s 2015 Equity Incentive Plan (the “Plan Proposal”) (Proposal No. 4).

Although the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement, we will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “— How will voting on any other business be conducted?” below. Pursuant to our Amended and Restated Bylaws (“Bylaws”), the chairman of the Annual Meeting will have the power and duty to determine whether any business proposed to be transacted at the Annual Meeting has been properly brought before the meeting. If the chairman of the Annual Meeting determines that any proposed business is not properly brought before the Annual Meeting, he or she will so declare and such business shall be disregarded and not transacted.

Q:	How does the Board of Directors recommend I vote on these items?
A:	The Board of Directors recommends that you vote your shares:
•	FOR the election to the Board of Directors of each of the following nominees: Mr. Joseph O’Leary, Ms. Marie Toulantis and Ms. Patricia Bender (Proposal No. 1);
•	FOR the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2016 (Proposal No. 2);
•	FOR the approval of the Company’s executive compensation (Proposal No. 3); and
•	FOR the approval of a new equity incentive plan, the Company’s 2015 Equity Incentive Plan (Proposal No. 4).

Q:	Who is entitled to vote at the Annual Meeting?
A:	Stockholders of record of our common stock as of the close of business on April 10, 2015, the record date, are entitled to vote at the Annual Meeting. If you held shares of our common stock at that time in “street name” through a bank, broker, or other nominee, you must obtain a legal proxy, executed in your favor, from your bank, broker or other nominee. A legal proxy is a bank’s, broker’s or nominee’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank, broker or other nominee.
Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?
A:	Stockholders of Record. If your shares are registered in your name with our transfer agent, Computershare, Inc., you are a stockholder of record with respect to those shares and the Notice or printed copies of the proxy materials were sent directly to you by Broadridge Financial Solutions.

Street Name Holders.  If you hold your shares through a bank, broker or other nominee, then you are the beneficial owner of those shares, which are held in “street name” rather than directly in your own name. If you hold shares in street name, the Notice or printed copies of the proxy materials were forwarded to you by your bank, broker or other nominee, who is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. If you requested printed copies of the proxy materials by mail, you will receive a voting instruction form from your bank, broker or other nominee.

Q:	How many shares are eligible to vote at the Annual Meeting?
A:	As of the close of business on the record date, April 10, 2015, there were 42,318,032 shares of the Company’s common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting.
Q:	Who can attend the Annual Meeting?
A:	Subject to space availability, all holders of our common stock as of April 10, 2015, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.
Q:	How do I vote my shares?
A:	You may direct how your shares are voted in one of the following ways:

You may vote via the Internet.  You can vote by proxy over the internet by following the instructions provided in the Notice, on the separate proxy card if you received a printed set of the proxy materials or on the voting instruction form if you hold your shares in street name.

You may vote via the telephone.  You can submit your vote by proxy over the telephone by following the instructions provided in the Notice, on the separate proxy card if you received a printed set of the proxy materials or on the voting instruction form if you hold your shares in street name.

You may vote by mail.  If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope. If you would like to receive a printed copy of the proxy materials, you can request one by following the instructions in your Notice.

You may vote in person at the meeting.  All stockholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. If you are a street name holder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank, broker or other nominee. A legal proxy is a bank’s, broker’s or nominee’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank, broker or other nominee for further information.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you later are unable to attend.

Q:	When is the deadline for submitting my proxy?
A:	If you are a stockholder of record, your proxy must be received by telephone or the internet by 11:59 p.m. Eastern Time on June 8, 2015 in order for your shares to be voted at the Annual Meeting. If you received printed copies of the proxy materials by mail, you may mark, sign, date and return the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by the Company before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds your shares.
Q:	Once I have submitted my proxy, is it possible for me to change or revoke my proxy?
A:	Yes. You have the power to change or revoke your proxy at any time before the Annual Meeting. If you are a stockholder of record, you may do so in the following ways:
•	Delivering to our Corporate Secretary, before the Annual Meeting, a written notice of revocation or a subsequently dated proxy card;
•	Voting electronically via the internet or by telephone on a subsequent date prior to 11:59 p.m. Eastern Time on June 8, 2015; or
•	Attending the Annual Meeting and voting in person.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or nominee holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or nominee. Alternatively, if you have obtained a legal proxy from the bank, broker or nominee giving you the right to vote the shares at the Annual Meeting, you may change your vote by attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

Q:	What constitutes a quorum?
A:	The representation, in person or by proxy, of holders of a majority of the total shares of our common stock issued and outstanding on April 10, 2015 constitutes a quorum at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists for the Annual Meeting. See “— What is required to approve each proposal at the Annual Meeting?”
Q:	What is required to approve each proposal at the Annual Meeting?
A:	Election of Directors (Proposal No. 1). The Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the three nominees receiving the highest number of affirmative votes of the shares entitled to be voted for directors will be elected as Class I directors to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified. Votes withheld shall have no legal effect. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.

Other Proposals (Proposal No. 2, No. 3 and No. 4).  Once a quorum has been established, pursuant to the Bylaws, approval of each of the other items to be submitted for a vote of stockholders at the Annual Meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and voting on each such item, as applicable. Notwithstanding this vote standard required by the Bylaws, Proposal No. 2 and Proposal No. 3 are advisory only and are not binding on the Company.

Q:	What happens if I withhold or abstain?
A:	In Proposal No. 1, you may vote FOR or WITHHOLD with respect to each of the director nominees. For Proposal No. 2, Proposal No. 3 and Proposal No. 4, you may vote FOR, AGAINST or ABSTAIN.

With respect to Proposal No. 1, votes withheld will not be counted as a vote cast on the election of any of the director nominees and therefore will not be counted in determining the outcome of any of the directors’ election. With respect to Proposal No. 2, Proposal No. 3 and Proposal No. 4, abstentions have the same effect as votes AGAINST the matter.

Q:	How will my shares be voted if I do not give specific voting instructions?
A:	If you are a stockholder of record and you submit your proxy on the internet, by telephone or by mailing a proxy card and do not indicate how you want to vote your shares on one or more of the proposals, then the proxy holders, Michael Barnes and Kal Malik, will vote your shares as recommended by the Board of Directors on those items. See “— How does the Board of Directors recommend I vote on these items?” above.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares, in its discretion, on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the beneficial holder. Proposal No. 2 is considered routine under applicable rules, while Proposal No. 1, Proposal No. 3 and Proposal No. 4 are considered non-routine. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal No. 2, but will not be permitted to vote your shares on Proposal No. 1, Proposal No. 3 or Proposal No. 4. If your broker exercises this discretion with respect to Proposal No. 2, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” for purposes of Proposal No. 1, Proposal No. 3 and Proposal No. 4 at the Annual Meeting. Broker non-votes will not be counted as a vote cast with respect to Proposal No. 1, Proposal No. 3 or Proposal No. 4 and therefore will not be counted in determining the outcome of such proposal.

Q:	How will voting on any other business be conducted?
A:	Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting or any postponement or adjournment thereof and is voted upon, a stockholder’s properly submitted proxy gives authority to the proxy holders to vote on those matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.
Q:	Who will bear the costs of the solicitation of proxies?
A:	The cost of preparing the proxy materials, including this Proxy Statement and the Notice, the cost of making such materials available on the internet and the cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, certain officers, regular employees and directors of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so.

Q:	Where can I find the voting results of the Annual Meeting?
A:	We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.
Q:	I share an address with another stockholder, and we received only one paper copy of the Proxy Statement, how can I obtain an additional copy of the Proxy Statement?
A:	We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2014 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are a stockholder of record and eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2014 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Services, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2014 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or other nominee directly if you have questions, require additional copies of this Proxy Statement or the 2014 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company’s common stock sharing an address.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 10, 2015 (unless another date is indicated) for the following: (i) each of the Company’s directors and each executive officer of the Company identified as a “named executive officer” in this Proxy Statement, (ii) all persons who are directors and executive officers of the Company as a group and (iii) any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock. Except as set forth in the footnotes below, this table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G filed with the SEC.

To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by that stockholder. Unless otherwise indicated, the address for each person named in the table below is c/o Francesca’s Holdings Corporation, 8760 Clay Road, Houston, Texas 77080.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares(1)
Directors and Named Executive Officers:
Sei Jin Alt(2)	88,000		*
Michael Barnes	—	—
Neill Davis(3)	68,000		*
Kal Malik(4)	176,242		*
Mark Vendetti	8,000		*
Patricia Bender(5)	15,223		*
Greg Brenneman	—	—
Richard Emmett(6)	53,505		*
Richard Kunes(7)	6,012		*
Laurie Ann Goldman(8)	5,292		*
Joseph O’Leary(9)	5,292		*
Marie Toulantis(10)	12,505		*
Richard Zannino	—	—
All persons who are directors and executive officers of the Company as a group (12 persons, each of whom is named above)(11)	370,071		*
5% Stockholders:
T. Rowe Price Associates, Inc.(12) 1345 Avenue of the Americas New York, New York 10105	6,674,635	15.7%
Daruma Capital Management LLC(13) 80 West 40th Street, 9th Floor New York, New York 10018	3,885,574	9.2%
Nomura Holdings, Inc.(14) 1-9-1 Nihonbashi, Chuo-ku Tokyo 103-8645, Japan	3,711,478	8.8%
BlackRock, Inc.(15) 55 East 52nd Street New York, New York 10022	3,606,896	8.5%
The Vanguard Group, Inc.(16) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,857,230	6.8%

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares(1)
National Rural Electric Cooperative Association(17) 4301 Wilson Boulevard Arlington, VA 22203	2,476,663	5.9%
Citadel Advisors LLC(18) 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603	2,142,384	5.1%

*	Less than 1.0%
(1)	We have determined beneficial ownership in the table in accordance with SEC rules and regulations. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of April 10, 2015 to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. Our calculation of the percentage of beneficial ownership is based on 42,318,032 shares of our common stock outstanding as of April 10, 2015.
(2)	Includes 40,000 shares of our common stock issuable pursuant to the exercise of stock options.
(3)	Mr. Davis served as the Company’s President and Chief Executive Officer until December 4, 2014. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Davis with the SEC prior to December 4, 2014, adjusted to give effect to subsequent transactions through April 10, 2015 of which we are aware in connection with employment-related equity awards.
(4)	Includes 65,550 shares of our common stock issuable pursuant to the exercise of stock options.
(5)	Includes 11,317 shares of our common stock issuable pursuant to the exercise of stock options.
(6)	Includes 43,505 shares of our common stock issuable pursuant to the exercise of stock options.
(7)	Includes 6,012 shares of our common stock issuable pursuant to the exercise of stock options.
(8)	Includes 5,292 shares of our common stock issuable pursuant to the exercise of stock options.
(9)	Includes 5,292 shares of our common stock issuable pursuant to the exercise of stock options.
(10)	Includes 7,505 shares of our common stock issuable pursuant to the exercise of stock options.
(11)	Includes 184,473 shares of our common stock issuable pursuant to the exercise of stock options.
(12)	Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on February 10, 2015 by T. Rowe Price Associates, Inc., and T. Rowe Price New Horizons Fund, Inc., and is as of December 31, 2014. The Schedule 13G/A states that T. Rowe Price Associates, Inc., has sole voting power over 1,180,575 shares and sole dispositive power over all of its 6,674,635 shares and T. Rowe Price New Horizons Fund, Inc., has sole voting power over 3,455,100 shares.
(13)	Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on February 17, 2015 by Daruma Capital Management, LLC and Mariko O. Gordon and is as of December 31, 2014. The Schedule 13G/A states that Daruma Capital Management, LLC has shared voting power over 1,898,760 shares and shared dispositive power over 3,885,574 of its shares and Mariko O. Gordon has shared voting power over 1,898,760 shares and shared dispositive power over 3,885,574 of its shares.
(14)	Beneficial ownership information is based on information contained in the Schedule 13G filed with the SEC on February 13, 2015 by Nomura Holdings, Inc., and Nomura Global Financial Products Inc., and is as of December 31, 2014. The Schedule 13G states that Nomura Holdings, Inc., has shared voting power over 3,711,478 shares and shared dispositive power over 3,711,478 shares and Nomura Global Financial Products Inc., has shared voting power over 3,700,000 shares and shared dispositive power over 3,700,000 shares.

(15)	Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on January 22, 2015 by BlackRock, Inc., and is as of December 31, 2014. The Schedule 13G/A states that BlackRock, Inc., has sole voting power over 3,509,662 shares and sole dispositive power over 3,606,896 shares.
(16)	Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, Inc., and is as of December 31, 2014. The Schedule 13G/A states that The Vanguard Group, Inc., has sole voting power over 61,986 shares, sole dispositive power over 2,800,744 shares and shared dispositive power over 56,486 shares.
(17)	Beneficial ownership information is based on information contained in the Schedule 13G filed with the SEC on February 17, 2015 by National Rural Electric Cooperative Association and is as of December 31, 2014. The Schedule 13G states that National Rural Electric Cooperative Association has sole voting power over 2,476,663 shares and sole dispositive power over 2,476,663 shares.
(18)	Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on February 17, 2015 by Citadel Advisors LLC, Citadel Advisors Holdings II LP, Citadel GP LLC and Kenneth Griffin and is as of December 31, 2014. The Schedule 13G/A states that Citadel Advisors LLC has shared voting power over 2,099,810 shares and shared dispositive power over 2,099,810 shares. Citadel Advisors Holdings II LP has shared voting power over 2,100,983 shares and shared dispositive power over 2,100,983 shares, Citadel GP LLC has shared voting power over 2,142,384 shares and shared dispositive power over 2,142,384 shares and Kenneth Griffin has shared voting power over 2,142,384 shares and shared dispositive power over 2,142,384 shares.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company

Set forth below is a brief biographical description of each of our directors who we expect to continue to serve on our Board of Directors following the Annual Meeting, of which Mr. O’Leary, Ms. Toulantis and Ms. Bender have been nominated for re-election to the Board of Directors as Class I directors at the Annual Meeting. The key experience, qualifications and skills that are important for persons who serve on the Company’s Board of Directors in light of its business and structure include: independence (with respect to independent directors); adherence to ethical standards; the ability to exercise sound business judgment; substantial business or professional experience and the ability to offer our management meaningful advice and guidance based on that experience; ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by our Board of Directors together with any core competencies or technical expertise necessary for our committees. We believe that each director possesses these qualities and has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and to our Board of Directors. The specific experiences, qualifications and skills that led to the conclusion that each of our directors is qualified to serve on the Board of Directors is also included in the biographical description for each director provided below.

Michael Barnes.  Mr. Barnes, 54, has served as the Chairman of our Board of Directors and as our President and Chief Executive Officer since December 4, 2014. Prior to joining the Company, Mr. Barnes served as Chief Executive Officer of Signet Jewelers, Ltd., (“Signet”) from February 2011 to October 2014. Mr. Barnes previously spent 25 years at Fossil Group, Inc., where he served in a number of leadership roles, including serving as President, Chief Operating Officer and a member of the Board of Directors from January 2007 to November 2010. Mr. Barnes served on the board of directors of Darden Restaurants Inc., from June 2012 to August 2014. With substantial leadership experience in the retail industry, Mr. Barnes is well suited to effectively lead our Board of Directors as well as oversee the Company’s business.

Greg Brenneman.  Mr. Brenneman, 53, has served as a member our Board of Directors since February 2010. Mr. Brenneman served as the Chairman of our Board of Directors until December 4, 2014 and was appointed as the Lead Director as of December 4, 2014. Since 2008, Mr. Brenneman has served as the Chairman of CCMP Capital Advisors, LLC (“CCMP”) and, in February 2015, was named as President and Chief Executive Officer in addition to being Chairman of CCMP. He currently serves on the board of directors of The Home Depot, Inc., and Automatic Data Processing, Inc. Mr. Brenneman’s many years of experience working as a director and a chief executive officer of several private and public companies allows him to provide significant business, leadership and management advice to the Board of Directors and Company’s management.

Patricia Bender.  Ms. Bender, 60, has served as a member of our Board of Directors since October 2011. Ms. Bender served as Executive Vice President and Director of Leasing at Weingarten Realty Investors (“Weingarten”) from 2005 to April 2015. During her 33-year tenure at Weingarten, Ms. Bender directed the development and operations of approximately 300 shopping centers and spearheaded various initiatives, including corporate rebranding and sales-focused marketing and training. Ms. Bender is a member of the board of directors of Uptown Houston and serves on the Board of Texas Gulf States Leukemia and Lymphoma Society. Also, Ms. Bender is an adjunct professor in the Jones School at Rice University. Ms. Bender brings commercial real estate expertise and a perspective on successful growth of specialty retail concepts to the Board of Directors.

Richard Emmett.  Mr. Emmett, 59, has served as a member of our Board of Directors since November 2009. Mr. Emmett was named Chief Legal and Human Resources Officer of Dunkin’ Brands Group, Inc., (“Dunkin”) in January 2014. Prior to such appointment, he served as the Senior Vice President and General Counsel since 2009. Prior to joining Dunkin’, Mr. Emmett served as Executive Vice President, Chief Legal Officer and Secretary of Quiznos from May 2007 to April 2009. Mr. Emmett also served as a member of the Quiznos leadership team and worked a wide array of issues ranging from the development of the overall business strategy to managing U.S. and international franchise relations. Mr. Emmett is currently a member of the board of directors of the International Franchise Association. Mr. Emmett has over twenty years of experience serving as in-house legal counsel for various large corporations allowing him to provide valuable insights and advice to the Board of Directors, particularly as it pertains to legal matters.

Laurie Ann Goldman.  Laurie Ann Goldman, 52, has served as a member of our Board of Directors since April 2013. Ms. Goldman served as Chief Executive Officer of Spanx, Inc., from February 2002 to February 2014. Ms. Goldman currently serves on the advisory board of SunTrust Banks, Inc., Ms. Goldman brings significant brand management and multi-channel experience to the Board of Directors.

Richard Kunes.  Mr. Kunes, 62, has served as a member of our Board of Directors since February 2013. Mr. Kunes served as Executive Vice President & Senior Advisor to the Chief Executive Officer at The Estée Lauder Companies, Inc., (“Estée Lauder”) from August 2012 to June 2013. Prior to such time, Mr. Kunes served for twelve years as Executive Vice President and Chief Financial Officer at Estée Lauder, as well as holding several other financial management positions with Estée Lauder, including Corporate Controller. He is currently a member of the board of directors and head of the audit and finance committee of Tory Burch LLC. Mr. Kunes brings extensive financial, statistic and operative leadership experience to the Board of Directors.

Joseph O’Leary.  Mr. O’Leary, 56, has served as a member of our Board of Directors since April 2013. Mr. O’Leary held various positions at PetSmart, Inc., (“PetSmart”), including, President and Chief Operating Officer from May 2013 to April 2014, Executive Vice President, Merchandising, Marketing, Supply Chain and Strategic Planning from January 2011 to May 2013, Senior Vice President, Merchandising and Supply Chain from October 2008 through January 2011, and as Senior Vice President, Supply Chain from 2006 through September 2008. Mr. O’Leary brings extensive supply chain and logistics experience to the Board of Directors.

Marie Toulantis.  Ms. Toulantis, 61, has served as a member of our Board of Directors since July 2012. Ms. Toulantis served as Interim Vice President of University Relations of Pace University from November 2011 to August 2012. Prior to joining Pace University in November 2011, Ms. Toulantis was Chief Executive Officer of Barnes & Noble.com from February 2002 to August 2008, and Chief Financial Officer from April 1999 to February 2002. Ms. Toulantis currently serves on the board of trustees of Pace University. Ms. Toulantis brings significant e-commerce, marketing and finance experience and perspective to our Board of Directors.

Richard Zannino.  Mr. Zannino, 56, has served as a member of our Board of Directors since February 2010. Mr. Zannino is currently a Managing Director at CCMP and a member of its investment committee. Prior to joining CCMP in 2009, Mr. Zannino was Chief Executive Officer and a member of the board of directors of Dow Jones & Company. He joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002 and then to Chief Executive Officer and Director in February 2006. Mr. Zannino is currently a member of the board of directors of IAC and Estée Lauder and is a trustee of Pace University. Mr. Zannino’s past leadership experience, knowledge of operations, as well as his extensive operating and financial experience in the retail industry, allow him to provide valuable business and leadership advice to the Board of Directors.

Executive Officers of the Company

The following sets forth biographical information regarding our executive officers, other than Mr. Barnes, whose biographical information is set forth above.

Kal Malik.  Mr. Malik, 54, has served as our General Counsel and Corporate Secretary since October 2009 and our Chief Administrative Officer since December 2012. Prior to joining the Company, Mr. Malik was an attorney in private practice.

Sei Jin Alt.  Ms. Alt, 43, has served as our Chief Merchandising Officer since January 2012. From June 2010 to December 2011, Ms. Alt served as the Company’s Vice President of Merchandising. Prior to joining the Company, from 2006 to 2010, Ms. Alt served as Divisional Vice President of Accessories at JC Penney.

Mark Vendetti.  Mr. Vendetti, 53, has served as our Chief Financial Officer since March 2013. Prior to joining the Company, Mr. Vendetti served as Vice President of Finance for Abercrombie and Fitch from October 2009 to January 2013 where his duties included serving as Chief Financial Officer of the Direct-to-Consumer business and managing the business’s financial planning and analysis. Prior to such time, Mr. Vendetti served as Senior Vice President, Corporate Finance for XM Satellite Radio, where he was responsible for finance, planning and analysis, and treasury, from May 2005 to September 2008.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Board Composition

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of nine members. Our Bylaws provide that, subject to any rights applicable to any then outstanding preferred stock, our Board of Directors will consist of a number of directors to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total directors then in office.

Our certificate of incorporation and Bylaws provide for a staggered, or classified, Board of Directors consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders as follows:

•	the Class I directors are Mr. O’Leary and Mses. Toulantis and Bender and their terms expire at the Annual Meeting;
•	the Class II directors are Messrs. Emmett, Kunes and Zannino and their terms expire at the annual meeting of stockholders to be held in 2016; and
•	the Class III directors are Messrs. Brenneman and Barnes and Ms. Goldman and their terms expire at the annual meeting of stockholders to be held in 2017.

Upon the expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which the term expires. Each director’s term is subject to the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Subject to any rights applicable to any then outstanding preferred stock, any vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Director Independence

Our Board of Directors has determined that each of Messrs. Brenneman, Emmett, Kunes, O’Leary and Zannino and Mses. Bender, Goldman and Toulantis is independent under the rules of The NASDAQ Stock Market LLC (“NASDAQ”). Mr. Barnes is not independent under the rules of NASDAQ as a result of his position as our President and Chief Executive Officer. In addition, Mr. Davis, who was a member of our Board of Directors from May 2007 to December 2014, was not independent under the rules of NASDAQ from the period August 2012 through December 2014 as a result of his position as an executive officer of the Company during such time.

Our Board of Directors considered the relationships of each director or any member of his or her immediate family with the Company, in making its affirmative determination that each non-employee director is independent pursuant to the NASDAQ rules and the additional standards established by NASDAQ and the SEC for members of the Audit Committee and the Compensation Committee.

Committees of the Board of Directors

The standing committees of our Board of Directors include: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The composition and responsibilities of each standing committee are described below. Members of these committees will serve until their resignation or until otherwise determined by our Board of Directors. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist with its responsibilities. Current copies of the charters for each of our standing committees are posted on the Investor Relations section of our website at www.francescas.com.

Our General Counsel regularly attends meetings of the committees of our Board of Directors when they are not in executive session, and to report on matters that are not addressed by other officers. Our Chief Financial Officer regularly attends the meetings of the Audit Committee when they are not in executive session. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Audit Committee

The Audit Committee currently consists of Mr. Kunes (Chair), Ms. Bender, Mr. Emmett, Ms. Goldman, and Ms. Toulantis. The Board of Directors has determined that each member of the Audit Committee is “independent” under the applicable NASDAQ rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee is “financially literate” under the applicable NASDAQ rules and has designated Mr. Kunes as an “Audit Committee financial expert” as defined by SEC rules.

The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing and monitoring internal audit activities;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;
•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;
•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;
•	reviewing and approving related party transactions; and
•	evaluating the Audit Committee’s performance on an annual basis and developing criteria for such evaluation.

Compensation Committee

The Compensation Committee currently consists of Mr. Emmett (Chair), Mr. Brenneman, Ms. Goldman, Mr. O’Leary and Mr. Zannino. The Board of Directors has determined that each member of the Compensation Committee is “independent” under the applicable NASDAQ rules. In addition, each member of the Compensation Committee is a “non-employee director” as that term is defined under Rule 16b-3 of the Exchange Act and an “outside director” as that term is defined in Treasury Regulation §1.162-27(3). The Compensation Committee is responsible for, among other things:

•	reviewing and approving compensation of our executive officers, including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change-in-control arrangements and any other benefits, compensation or arrangements;
•	reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees;
•	reviewing succession planning for our executive officers;
•	determining the compensation of our directors;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules;
•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement;

•	administrating, reviewing and making recommendations with respect to our equity compensation plans; and
•	evaluating the Compensation Committee’s performance on an annual basis and developing criteria for such evaluation.

The Compensation Committee is solely responsible for making the final decisions regarding compensation for our executive officers. However, the Board of Directors may, to the extent permitted by applicable law, delegate the responsibilities of the Compensation Committee to a subcommittee or another committee of the Board’s denomination. Additionally, the Compensation Committee may delegate authority over certain compensation plans to the Company’s management as it deems appropriate from time to time. The Compensation Committee also considers recommendations of our Chief Executive Officer in determining the compensation (including stock-based awards) of executive officers other than the Chief Executive Officer. Otherwise, our officers do not have any role in determining the form or amount of compensation paid to our executive officers. The terms of the compensation for our Chief Executive Officer are recommended by our Compensation Committee and ultimately approved by our Board of Directors.

Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants and any other type of legal or accounting adviser, as it deems necessary, to assist in the evaluation of compensation to our executive officers. As further described under “Executive Compensation — Compensation Discussion and Analysis” below, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consultant, and reviewed with Pearl Meyer a report Pearl Meyer prepared for the Compensation Committee concerning recommendations for our executive compensation program, including recommended base salary, target bonus and equity awards for certain of our executive officers. Pearl Meyer reports only to the Compensation Committee and does not perform services for us, except for executive compensation-related services on behalf of, and as instructed by, the Compensation Committee. All compensation decisions were made solely by our Compensation Committee or Board of Directors. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to NASDAQ and SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Brenneman (Chair), Ms. Bender, Mr. Kunes, Mr. O’Leary, Ms. Toulantis and Mr. Zannino. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” under the applicable NASDAQ rules. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board of Directors;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;
•	overseeing the annual self-evaluation of the Board of Directors;
•	monitoring the functions of the various committees of the Board of Directors and conducting periodic reviews of their contributions;
•	recommending members for each board committee of our Board of Directors; and
•	evaluating the Nominating and Corporate Governance Committee’s performance on an annual basis and developing criteria for such evaluation.

The Nominating and Corporate Governance Committee has the authority to engage any legal, accounting or other advisors it deems necessary or appropriate to carry out its responsibilities.

Meetings and Attendance

During fiscal 2014, there were six meetings of the Board of Directors, four meetings of the Audit Committee, four meetings of the Compensation Committee and four meetings of the Nominating and Corporate Governance Committee. Each of our directors attended at least 75% of the aggregate meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during his or her tenure in fiscal 2014. In addition, the independent directors meet regularly in executive session without the presence of management. Mr. Brenneman, our former Non-Executive Chairman and current Lead Independent Director, chairs these executive sessions of the independent directors.

Our Board of Directors encourages each director to attend the annual meeting of stockholders. All of our then-current directors attended the 2014 annual meeting of stockholders, except for Mr. Emmett.

Compensation Committee Interlocks and Insider Participation

Mr. Brenneman, Mr. Emmett, Ms. Goldman, Mr. O’Leary and Mr. Zannino each served on the Compensation Committee during all of fiscal 2014. None of these directors is or has been a former or current executive officer or employee of the Company or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K promulgated by the SEC. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a Director of the Company or a member of the Compensation Committee during fiscal 2014.

Board of Directors Leadership Structure

Our Bylaws do not require separating the roles of Chairman of the Board of Directors and Chief Executive Officer. Historically, we have separated these positions and had a non-employee director serve as Chairman of the Board of Directors. Our Board of Directors periodically reviews the appropriateness and effectiveness of its leadership structure. Accordingly, in December 2014, our Board of Directors decided to combine these roles and appointed Mr. Barnes as the Chairman of the Board of Directors and as our Chief Executive Officer. Our Board of Directors believes that combining these roles helps promote unified leadership and direction for both the Board of Directors and management.

In connection with the appointment of Mr. Barnes as Chairman of the Board of Directors, the Board of Directors also created the position of Lead Independent Director and appointed Mr. Brenneman, former Non-Executive Chairman of our Board of Directors, to serve in that role.

Also, our Board of Directors adopted a Lead Independent Director Charter, which provides that the duties and responsibilities of the Lead Independent Director include, but are not limited to, the following:

•	act as a liaison between the non-management directors and the Company’s management;
•	Chair the executive sessions of non-management directors;
•	Chair Board of Directors’ meetings when the Chairman is not present;
•	Consult with the Chairman and approve the schedules, agendas and information provided to the Board of Directors for each meeting; and
•	Consult with the Chairman on such other matters pertinent to the Company and the Board of Directors.

Although we have in the past separated the roles of Chairman of the Board of Directors and Chief Executive Officer, the Board of Directors believes that having Mr. Barnes serve in both these roles, coupled with strong independent director leadership, which is being enhanced by the appointment of a Lead Independent Director, is the most appropriate and effective board leadership structure for us at this time.

Board of Directors’ Role in Risk Oversight

Risk is inherent with every business and we face a number of risks as outlined in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 31, 2014 and filed with the SEC on March 27, 2015. Our Board of Directors is responsible for overseeing our risk assessment and management functions, including reviewing our major exposures and the steps management has taken to monitor and control those exposures. Our Board of Directors has delegated this oversight responsibility to our Audit Committee through its charter. Our Board of Directors has determined that this oversight responsibility can be most efficiently performed by our Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our Audit Committee regularly reports to our Board of Directors with respect to its oversight of these important areas.

Our Board of Directors believes that the processes it has established to administer the Board of Director’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on the Company’s leadership structure described above.

Compensation Risk Assessment

We believe that our compensation programs do not encourage unnecessary or excessive risk taking that could have a material adverse effect on the Company. In particular, our Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. The executive compensation program reflects a balanced approach using both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are fixed in amount and thus do not encourage risk taking. While annual incentive bonuses focus on achievement of annual goals, such annual bonuses are based on both Company and individual performance criteria as described under the “Executive Compensation” section below. In addition, our Compensation Committee retains discretion to reduce bonus amounts otherwise payable based on any factors it deems appropriate. Our Compensation Committee believes that the annual bonus opportunity appropriately balances risk and the desire to focus executives on objectives considered to be important to the Company’s success.

A substantial portion of compensation provided to our executive officers is in the form of equity awards that we believe further align executives’ interests with those of our stockholders. Our Compensation Committee believes that these equity awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price, and because grants are subject to long-term vesting schedules and our executives are subject to our Share Ownership Guidelines discussed under the “Executive Compensation” section below, we believe these awards help ensure our executives have significant value tied to long-term stock price performance.

Director Nomination Process

Identifying and Evaluating Director Nominee Candidates

Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee. Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing our Corporate Secretary at 8760 Clay Road, Houston, Texas 77080, who will forward all recommendations to the Nominating and Corporate Governance Committee. Stockholders must submit their recommendations on or before February 10, 2016 for consideration for our next Annual Meeting and provide the following information:

(a)	name of the stockholder, whether an entity or an individual, making the recommendation;
(b)	a written statement disclosing such stockholder’s beneficial ownership of the Company’s shares;
(c)	name of the individual recommended for consideration as a director nominee;

(d)	a written statement from the stockholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a director;
(e)	a written statement from the stockholder making the recommendation stating how the recommended candidate meets the independence requirements established by NASDAQ or any other exchange upon which the securities of the Company are traded;
(f)	a written statement disclosing the recommended candidate’s beneficial ownership of the Company’s shares;
(g)	a written statement disclosing relationships between the recommended candidate and the Company which may constitute a conflict of interest; and
(h)	any other information as reasonably requested by the Company.

The Nominating and Corporate Governance Committee may consider the following criteria in recommending candidates for election to the Board of Directors:

•	personal and professional integrity, ethics and values;
•	no relationships that, in the opinion of our Board of Directors or Nominating and Corporate Governance Committee, would interfere with, or have the appearance of interfering with, the exercise of his or her independent judgment as a member of our Board of Directors;
•	experience in the Company’s business and the specialty retail industry;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience as a board member of another publicly held company;
•	academic expertise in an area of the Company’s operations;
•	willingness and ability to contribute positively to the decision-making process of the Company;
•	demonstrated ability to exercise sound business judgment;
•	potential to contribute to the diversity of viewpoints, backgrounds, or experiences of the Board of Directors as a whole;
•	age; and
•	diligence and dedication to the success of the Company.

The Nominating and Corporate Governance Committee will evaluate director candidates recommended by stockholders for election to our Board of Directors in the same manner and using the same criteria as used for any other director candidate. The Nominating and Corporate Governance Committee seeks to recommend candidates that further the objective of having a Board of Directors that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints. The Nominating and Corporate Governance Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying candidates for the Board of Directors.

Please note that stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to our Corporate Secretary in the manner described in Section 1.12 of our Bylaws.

Code of Ethics and Conduct

Our Code of Ethics and Conduct applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics and Conduct addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the Code of Ethics and Conduct, employee misconduct, conflicts of interest or other violations. Our Code of

Ethics and Conduct is available on the Investor Relations section of our website at www.francescas.com. Any amendments to the code, or any waivers of its requirements with respect to our directors and executive officers, will be disclosed in accordance with applicable law, including by posting such amendment or waiver on our website.

Stockholder Communications with the Board of Directors

Stockholders may send written communications to the Board of Directors or to specified individuals on the Board of Directors, c/o Corporate Secretary at 8760 Clay Road, Houston, Texas 77080. All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of the Board of Directors, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of the Board of Directors or any specified individual director, as applicable. If the correspondence is addressed to the Board of Directors, the Chairman will distribute it to the other members of the Board of Directors if he determines it is appropriate for the full Board of Directors to review.

DIRECTOR COMPENSATION

Director Compensation

Under our Director Compensation Policy, annual compensation for the members of our Board of Directors who are not employed by us or any of our subsidiaries and are not employed by CCMP (referred to in this section as “non-employee directors”) consists of an annual cash retainer, an additional cash retainer for a non-employee director serving as Chair of the Audit Committee, and an annual equity award. In the case of a non-employee director who is initially elected or appointed to our Board of Directors on a date other than the date of an annual meeting of our stockholders, such director is eligible to receive a prorated cash retainer and an equity award upon his or her initial election or appointment, with the amount and terms thereof to be determined by our Board of Directors or a committee thereof in its discretion. Our Board of Directors reserves the right to modify the Director Compensation Policy from time to time.

Annual Cash Retainer

Pursuant to the terms of the Director Compensation Policy, each non-employee director receives an annual cash retainer of $50,000. In addition, a non-employee director who serves as Chair of the Audit Committee receives an additional annual cash retainer of $10,000. Each such retainer is paid at the Company’s annual meeting of stockholders each year. Our non-employee directors do not receive any additional fees based on the number of meetings they attend. During fiscal year 2014, Messrs. Emmett, Kunes and O’Leary and Mses. Bender, Goldman and Toulantis received a $50,000 annual retainer for their services as members of our Board of Directors following the annual meeting of stockholders held on June 5, 2014. Mr. Kunes also received an additional $10,000 annual retainer in consideration of his service as the Chair of the Audit Committee.

Equity Awards

In connection with each annual meeting of our stockholders, the Board of Directors (or a committee thereof) approves a grant to each non-employee director serving on our Board of Directors immediately following the annual meeting of an option to purchase a number of shares of our common stock under the 2011 Equity Incentive Plan (the “2011 Plan”). The number of shares of our common stock subject to each stock option award is determined by our Board of Directors at the time of grant, provided that each such stock option grant has a grant date fair value of approximately $100,000 (determined using a Black-Scholes or similar valuation method based on the assumptions generally used by the Company in valuing its stock options for financial reporting purposes) and a per-share exercise price that is not less than the closing price of our common stock on the date of grant. In general, each such option vests in substantially equal annual installments on each of the first five anniversaries of the grant date (or, as to any year in which the annual meeting of our stockholders occurs prior to the applicable anniversary of the date of grant, such installment vests on the date of the annual meeting), subject to the director’s continued service on our Board of Directors through the applicable vesting date. Any outstanding and unvested stock options held by a retiring non-employee director fully vests if, at the time of such retirement, the director has served on our Board of Directors for five years and has attained the age of 55.

In July 2014, we granted an option to purchase 11,264 shares of our common stock to each of our non-employee directors who continued in office following our 2014 annual meeting, namely, Messrs. Emmett, Kunes and O’Leary and Mses. Bender, Goldman and Toulantis. The per-share exercise price of each option is $15.04 (which is the closing price of our common stock on June 5, 2014, the date of our annual meeting, and higher than the closing price of our common stock on the date on which the Board of Directors approved the grant). Each option is subject to a five-year vesting schedule, with one installment vesting on June 5 of each year or, if earlier, the date of our annual meeting in such year.

As described in our Director Compensation Policy, those members of our Board of Directors who are currently employed by us do not receive additional compensation in connection with their service on our Board of Directors. Accordingly, Mr. Barnes, our current Chairman, President and Chief Executive Officer, and Mr. Davis, our former President and Chief Executive Officer, did not receive compensation for their service on our Board of Directors during fiscal year 2014. The compensation paid to these executives is presented in the “Executive Compensation” disclosures beginning on page 23 of this Proxy Statement. Those members of our Board of Directors who are employed by CCMP also do not receive compensation from us in connection with their service on our Board of Directors. Accordingly, Messrs. Brenneman and Zannino, who are currently employees of CCMP, did not receive compensation from us for their service on our Board of Directors during fiscal year 2014.

Director Compensation Table — Fiscal 2014

The following table sets forth information regarding the compensation of each director (other than for Messers. Barnes and Davis) for their service on our Board of Directors for fiscal year 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Patricia Bender	50,000	85,272	—	135,272
Greg Brenneman	—	—	—	—
Richard Emmett	50,000	85,272	—	135,272
Laurie Ann Goldman	50,000	85,272	—	135,272
Richard Kunes	60,000	85,272	—	145,272
Joe O’Leary	50,000	85,272	—	135,272
Marie Toulantis	50,000	85,272	—	135,272
Richard Zannino	—	—	—	—

(1)	The amounts reported in this column reflect the fair value on the grant date of the stock option awards granted in fiscal year 2014 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Compensation — Stock Compensation. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 7 to the audited consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, filed with the SEC on March 27, 2015.
(2)	The aggregate number of outstanding options to purchase shares of our common stock held by each director as of January 31, 2015 was as follows:

Director	Aggregate Number of Outstanding Stock Options as of January 31, 2015
Patricia Bender	33,153
Greg Brenneman	—
Richard Emmett	57,529
Laurie Ann Goldman	18,864
Richard Kunes	20,664
Joseph O’Leary	18,864
Marie Toulantis	27,529
Richard Zannino	—

Indemnification Agreements; Reimbursements

We have entered into indemnification agreements with all our directors. See “Certain Relationships and Related Party Transactions — Certain Relationships — Indemnification of Officers and Directors” for more information. All members of our Board of Directors are eligible to receive reimbursement of reasonable and documented costs and expenses incurred by such directors in connection with attending any meetings of our Board of Directors or any committee thereof.

Non-Employee Director Share Ownership Guidelines

The Board of Directors established share ownership guidelines covering our non-employee directors (the “Director Share Ownership Guidelines”). Under the Director Share Ownership Guidelines, each non-employee director is required to hold “qualifying stock” with a value equal to five times the cash-portion of the base annual cash retainer paid to such non-employee director. A non-employee director may not dispose of more than 25% of his or her “qualifying stock” unless the requirement has been met on or before the date of any such disposition and, after giving effect to such disposition, the non-employee director will not fail to continue to meet the guidelines. For these purposes, “qualifying stock” includes (1) shares of our common stock held in a brokerage account for the director’s benefit in trust or through a tax qualified retirement plan, (2) shares of our common stock held by the director’s spouse, (3) restricted shares or restricted stock units with respect to shares of our common stock, and (4) the “in the money” value of vested stock options to purchase our common stock held by the director, determined as of each October 31 and calculated based on the preceding 30-day average per share trading price of our common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

We operate on a fiscal calendar which, in a given fiscal year, consists of a 52- or 53-week period ending on the Saturday closest to January 31st. Any reference herein to “fiscal year 2014” represents the period from February 2, 2014 to January 31, 2015. This Compensation Discussion and Analysis describes the material compensation arrangements we had for fiscal year 2014 with our “named executive officers,” as determined under the rules of the SEC and identified in the following table.

Name	Title
Michael W. Barnes	Chairman, President and Chief Executive Officer (Principal Executive Officer) (Mr. Barnes was appointed our Chairman, President and Chief Executive Officer, effective December 4, 2014.)
Kal Malik	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
Sei Jin Alt	Executive Vice President, Chief Merchandising Officer
Mark Vendetti	Senior Vice President, Chief Financial Officer (Principal Financial Officer)
Neill Davis	Former Chief Executive Officer and President (Principal Executive Officer) (Mr. Davis resigned as our Chief Executive Officer and President, effective December 4, 2014, and his employment with us ended on January 3, 2015.)

Executive Summary

The Compensation Committee is responsible for determining the compensation of our named executive officers. Our executive compensation program is guided by the principle that the compensation of the executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. In furtherance of this principle, our executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces our stockholders’ interests. These features are described in more detail below in this Compensation Discussion and Analysis and include the following:

•	We provide our named executive officers with annual performance-based cash award opportunities linked to our annual financial performance and the achievement of individual goals and objectives. These awards are designed to align each executive’s annual goals for his or her respective area of responsibility with the financial goals of the Company.
•	The annual equity awards granted to our named executive officers for fiscal 2014 were entirely performance-based, with the vesting of the award contingent on the achievement of pre-established performance goals (other than a retention stock award granted to Ms. Alt as described below).
•	In fiscal year 2014, we did not achieve the threshold performance levels established by the Compensation Committee for our annual cash and equity-based award opportunities. Consistent with our pay-for-performance philosophy, our named executive officers did not receive payment for fiscal year 2014 under our annual cash award program and they did not vest in the portion of the annual equity awards as to which the performance period was fiscal year 2014.
•	As described in more detail under “New CEO Employment Agreement” below, the Compensation Committee approved compensation arrangements for Mr. Barnes in connection with his appointment as our Chairman, President and Chief Executive Officer in December 2014 that included a new-hire stock option that will vest only if our stock price achieves specified performance targets. Mr. Barnes’ expected target compensation for fiscal year 2015 under the agreement (consisting of his base salary, target annual bonus and the grant-date fair value of a performance-based equity award) will be approximately 81% “at-risk” variable compensation (meaning that the compensation is performance-based and/or with a value dependent on our stock price).

•	To further promote alignment of management and stockholder interests, all executives at the level of Vice President or higher are subject to the Company’s stock ownership guidelines.
•	The Compensation Committee has retained and, in setting the Company’s executive compensation policies, has sought the advice of an independent compensation consultant.

Executive Compensation Philosophy and Objectives

The Compensation Committee conducts an annual review of our executive compensation program to help ensure that: (1) the program is designed to align the interests of our named executive officers with our stockholders’ interests by rewarding performance that is tied to creating stockholder value; and (2) the program provides a total compensation package for each of our named executive officers that we believe is competitive.

We seek to accomplish these objectives by providing a total compensation package which includes three main components: base salary, annual performance-based cash awards and long-term equity-based awards. We also provide our named executive officers with certain additional executive benefits.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and motivates performance. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These elements of our executive compensation program are not dependent on performance (although base salary amounts and benefits determined by reference to base salary may change from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service. Some of the elements, such as base salaries, are paid out on a short-term or current basis. Other elements, such as benefits provided upon certain terminations of employment and the equity awards that are subject to multi-year vesting schedules, are paid out on a long-term basis. We believe this mix of short- and long-term elements allows us to achieve our goals of attracting, retaining and motivating our top executives.

We believe that by providing a significant portion of our named executive officers’ total compensation package in the form of equity-based awards, we are able to create an incentive to build stockholder value over the long-term and closely align the interests of our named executive officers to those of our stockholders by incentivizing our named executive officers to produce stockholder value. In addition, our annual equity awards to the named executive officers for fiscal year 2014 consisted of restricted stock awards that vest only if specified performance goals established by the Compensation Committee for the particular performance period are met and only if the executive remains employed with us through the end of the entire three-year period covered by the award. As described below under “New CEO Employment Agreement,” we also granted a stock option award to Mr. Barnes, in connection with his appointment as our Chairman, President and Chief Executive Officer in December 2014, that will vest only if our stock price achieves target levels established by the Compensation Committee for purposes of the award and if Mr. Barnes remains employed with us through the end of the applicable performance period (through the end of fiscal year 2017 for a portion of the award and through the end of fiscal year 2019 for the balance of the award). We believe these awards provide our executives with strong incentives both to achieve performance goals considered important to the growth and success of our company and to continue in our employ over the multi-year periods covered by the awards. For additional information regarding equity-based awards granted to our named executive officers during fiscal year 2014, see “— Current Executive Compensation Program Elements — Equity-Based Awards”, below.

Our annual performance-based cash awards, while a less significant portion (relative to our equity-based awards) of our total compensation package, are also contingent upon the achievement of financial performance metrics. The amount of compensation ultimately received for these awards vary with our annual financial performance, thereby providing additional incentives to achieve short-term or annual goals that we believe will maximize stockholder value over the long-term.

Compensation Determination Process

Role of the Compensation Committee and our Executive Officers

Our executive compensation programs are determined and approved by our Compensation Committee. During fiscal year 2014, the Compensation Committee was responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. None of the named executive officers are members of the Compensation Committee or otherwise had any role in determining the compensation of the other named executive officers, although the Compensation Committee considers the recommendations of our Chief Executive Officer in setting compensation levels for our executive officers other than our Chief Executive Officer. The Compensation Committee determined all of the components of compensation for our Chief Executive Officer. Our Board of Directors reviewed the Compensation Committee’s recommendations for the compensation of our Chief Executive Officer and approved his final compensation.

Determination of Compensation

Historically, our compensation has been highly individualized, the result of arm’s-length negotiations and based on a variety of factors including, our financial condition and available resources, our need for a particular position to be filled and the compensation levels of our other executive officers. As discussed below, we informally consider the competitive market for corresponding positions within the specialty retail apparel industry generally based on the experience and general knowledge possessed by members of our Compensation Committee and our Chief Executive Officer regarding the compensation levels provided to executive officers of other companies in our industry generally. However, we do not set executive compensation levels at any specific level or “benchmark” against other companies. Except as otherwise noted, our Compensation Committee’s executive compensation determinations are subjective and are generally based on the experience and general knowledge possessed by members of our Compensation Committee taking into account the executive’s responsibilities and experience, our performance and the individual performance of the executive, as well as market information provided by an independent compensation consultant of the Compensation Committee as discussed below.

Compensation Consultant

For fiscal 2014, our Compensation Committee retained Pearl Meyer to serve as its independent compensation consultant. Other than its engagement by the Compensation Committee, Pearl Meyer provides no other services to us or any of our subsidiaries. The Compensation Committee has assessed the independence of Pearl Meyer and concluded that its engagement of Pearl Meyer does not raise any conflict of interest with us or any of our directors or executive officers.

In early 2014, Pearl Meyer assisted the Compensation Committee in selecting the following peer group of companies in our industry to assist the committee in making its compensation decisions for fiscal 2014:

Anthropologie Group(1)	New York & Company Inc.
The Buckle, Inc.	Tilly’s, Inc.
The Cato Corporation	Tumi Holdings, Inc.
Christopher & Banks Corporation	Vera Bradley, Inc.
Destination Maternity Corporation	Zumiez, Inc.

(1)	For evaluating the compensation of our Chief Executive Officer only, the Compensation Committee considered the compensation provided to the chief executive officer of Anthropologie Group, a subsidiary of Urban Outfitters, Inc., as reported in the public filings of Urban Outfitters, Inc.

These companies were selected as they are similar to us in size; at the time the peer group was selected, our market capitalization was positioned at approximately the median of this peer group. For each of our named executive officers, Pearl Meyer provided information on the compensation levels for similarly situated executives with the peer companies. Although the Compensation Committee reviewed and discussed the peer company compensation data provided by Pearl Meyer to help inform its decision making process, the Compensation Committee does not set compensation levels at any specific level or percentile against the peer group data. The peer company data is only one point of information taken into account by the Compensation Committee in making compensation decisions.

The Role of Stockholder Say-on-Pay Votes

At the annual meeting of our stockholders held in July 2012, our stockholders were provided with an opportunity to cast an advisory vote on our executive compensation program through a say-on-pay proposal, as well as an opportunity to cast an advisory vote regarding the frequency of the say-on-pay proposal. A substantial majority of the votes cast supported our say-on-pay proposal and expressed a preference that the vote be held every three years. Accordingly, as described in Proposal No. 3 below, stockholders will have the opportunity to cast another advisory vote on our executive compensation program at the 2015 annual meeting. Our Compensation Committee believes the July 2012 voting results affirmed stockholders’ support of the Company’s approach to our executive compensation program. Other than the inclusion of performance-based vesting requirements in our equity award program for fiscal year 2014, which enhances the performance-based nature of the program, our Compensation Committee generally has not changed its approach since the July 2012 vote and believes the program in place, as in prior years, includes a number of features (noted above) that further the goals of our executive compensation program and reflect best practices in the market. Our Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our named executive officers.

New CEO Employment Agreement

As noted above, Mr. Barnes was appointed our Chairman, President and Chief Executive Officer, effective December 4, 2014. In connection with his appointment, we entered into an employment letter agreement with him that provides for him to receive an annual base salary of $875,000 and an annual bonus opportunity, commencing with fiscal year 2015, at a threshold level of 50% of base salary, a target level of 150% of base salary and a maximum level of 200% of base salary. He was also granted a performance-based option with respect to 1,000,000 shares of our common stock that will vest only if our stock price achieves specified levels as described in detail under “Equity-Based Awards” below and, commencing with fiscal year 2015, will receive an annual grant of performance-based restricted stock with a value of $2,500,000 (based on our stock price on the grant date). The agreement also provides certain severance protections as described under “Potential Payments Upon Termination or Change in Control” below. The agreement provides that Mr. Barnes’ employment is at-will and does not have a specified term.

These terms resulted from negotiations with Mr. Barnes. In determining the terms of the agreement, the Compensation Committee believed that a substantial majority of his compensation should be tied to the achievement of specific performance objectives. Accordingly, the vesting of each long-term equity award provided in the agreement is 100% performance-based, in addition to requiring Mr. Barnes’ continued employment through the applicable vesting periods, and approximately 81% of Mr. Barnes’ target total direct compensation under the agreement for fiscal year 2015 is expected to be “at-risk” variable compensation. (For these purposes, “target total direct compensation” refers to the executive’s base salary, target bonus and the grant date value of equity awards.) As an additional reference point, the Compensation Committee reviewed updated data provided by Pearl Meyer on the compensation provided to chief executive officers of the peer companies identified above. The Compensation Committee believes the agreement provides Mr. Barnes with appropriate performance incentives to grow our company and create value for our stockholders, as well as appropriate retention incentives.

Current Executive Compensation Program Elements

The current elements of our executive compensation program are:

•	base salaries;
•	annual performance-based cash awards;
•	equity-based incentive awards; and
•	certain additional executive benefits.

We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our named executive officers’ compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

As discussed throughout this Compensation Discussion and Analysis, the compensation policies and programs applicable to our named executive officers are reflective of our objective of aligning the interests of our executive officers with our stockholders’ interests in enhancing stockholder value over the long term. Applying this philosophy, a significant portion of overall compensation opportunities offered to our named executive officers is in the form of (i) equity-based compensation linked to enhanced stockholder value and (ii) annual performance-based cash awards contingent upon achievement of measurable financial objectives.

Base Salary

We provide an annual base salary to our named executive officers to induce talented executives to join or remain with the Company, to compensate them for their services during the fiscal year and to provide them with a stable source of income. For fiscal year 2014, each of our named executive officers had an employment letter agreement which set his or her minimum level of annual base salary.

The base salary levels of continuing named executive officers are reviewed annually by our Compensation Committee to determine whether an adjustment is warranted. The Compensation Committee may take into account numerous factors in making its determination, none of which are dispositive or individually weighted, including our financial performance, the state of our industry and local economies in which we operate, the executive officer’s relative importance and responsibilities, the executive officer’s performance and periodic reference to comparable salaries paid to other executives of similar experience in our industry in general, based on our expertise and knowledge of general industry practices.

In March 2014, our Compensation Committee considered the annual base salaries of our named executive officers (other than Mr. Barnes) and approved increases in Mr. Davis’ base salary from $550,000 to $600,000, in the base salaries of each of Mr. Malik and Ms. Alt from $350,000 to $375,000, and in the base salary of Mr. Vendetti from $350,000 to $360,500. The Compensation Committee determined, based on its judgment, that these increases were appropriate after taking into account the base salaries of similarly situated officers with our peer companies, the executive’s experience and the importance of his or her services to us, and the general knowledge and expertise possessed by the members of our Compensation Committee. Mr. Barnes’ base salary was established in December 2014 under his new employment letter agreement as described above.

The annual base salary levels in effect as of January 31, 2015, the last day of fiscal year 2014, for each of our named executive officers who were employed by us as of that date are as follows:

Name	Annual Base Salary
Michael W. Barnes	$875,000
Kal Malik	$375,000
Sei Jin Alt	$375,000
Mark Vendetti	$360,500

The base salaries paid to our named executive officers for fiscal year 2014 are reported in the “Summary Compensation Table” below.

Annual Performance-Based Cash Awards

We maintain the Francesca’s Holdings Corporation Executive Bonus Plan (the “Executive Bonus Plan”) to provide eligible employees of the Company and our subsidiaries with annual performance-based cash award opportunities linked to our annual financial performance and the qualitative assessment of each executive’s individual performance. The Executive Bonus Plan was adopted under our 2011 Plan, which has been approved by our stockholders and includes provisions for a cash bonus feature that is designed to qualify annual bonuses as deductible performance-based compensation under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”). The purposes of the Executive Bonus Plan are to promote the interests of the Company and its stockholders by providing compensation opportunities that are competitive with other companies, and to provide performance-based cash awards to those individuals who contribute to the long-term performance and growth of the Company.

The target annual performance-based cash award opportunity for each eligible executive is set at a percentage of the executive’s base salary. Pursuant to their employment letter agreements, the target award amounts for fiscal year 2014 were 100% of base salary for Mr. Davis and 50% of base salary for Messrs. Vendetti and Malik and Ms. Alt. These target bonus percentages for each executive were the same as the executive’s target bonus for fiscal 2013 and were determined by our Compensation Committee, taking into account recommendations by our Chief Executive Officer (other than with respect to his own target amount). The Compensation Committee determined, in its judgment, that the target bonus amounts for the named executive officers were reasonable based on the Compensation Committee’s expertise and knowledge of general industry practices and consideration of the factors identified above. As noted above, Mr. Barnes joined our company in December 2014 and was not eligible to participate in the Executive Bonus Plan for fiscal year 2014. He is a participant in the plan for fiscal year 2015 and has a target bonus of 150% of his base salary as provided in his employment letter agreement. Because Mr. Davis was not employed by us at the time the Compensation Committee determined fiscal year 2014 bonuses, he was not eligible for a bonus under the Executive Bonus Plan for fiscal year 2014.

Under the Executive Bonus Plan, we must achieve a threshold performance goal for any bonuses to be payable for the fiscal year. For fiscal year 2014, the threshold goal was achievement of $51 million net income, which was approved by the Board of Directors and adopted by the Compensation Committee at the beginning of the fiscal year. The Compensation Committee chose net income because this metric represents an objectively determinable financial target that we believe indicates our growth and overall success. No bonuses would be payable under the Executive Bonus Plan for fiscal year 2014 if the threshold net income goal was not achieved.

If the threshold net income goal was achieved, each participant’s bonus would be based on (a) 75% on the level of net income achieved for fiscal year 2014 (“net income component”), and (b) 25% based on the participant’s individual performance (“individual performance component”). The bonus for the net income component would be determined by multiplying the 75% weighting for this component by a payout percentage determined as follows:

	Net Income Achieved	Payout Percentage
Below Threshold	Less than $51 million	0%
Threshold	$51 million	75%
Target	$55 million	100%
Maximum	$60 million or more	150%

If our net income is between the threshold and target levels, or between the target and maximum levels, the payout percentage would be determined by linear interpolation between the payout levels noted above.

The remaining 25% of each participant’s bonus opportunity would be based on the Compensation Committee’s qualitative assessment of each executive’s individual performance during the year. For fiscal year 2014, the qualitative assessment of each named executive officer’s individual performance metric was intended to measure the executive’s performance of the duties, tasks and activities the executive was asked to perform in his or her respective role with the Company during the year. The Compensation Committee retains the discretion to reduce, but not increase, the amount of any bonus otherwise payable to our executive officers based on such factors as it deems appropriate.

In March, 2015, the Compensation Committee determined that, for fiscal year 2014, we achieved net income of approximately $32.1 million, which was below the threshold goal identified above for funding of the Executive Bonus Plan. Accordingly, no bonuses were paid under the plan for fiscal year 2014.

Equity-Based Awards

As discussed throughout this Compensation Discussion and Analysis, in order to align the interests of our named executive officers with those of the Company and its stockholders, the Compensation Committee has determined that a significant portion of each named executive officer’s compensation opportunities should be in the form of equity-based awards. Equity-based awards are made under, and subject to the terms of, our stockholder-approved 2011 Plan. In general, all equity-based awards under the 2011 Plan to our named executive officers are determined at the discretion of our Compensation Committee after consideration of the factors noted above. In addition, our Compensation Committee considers a named executive officer’s current position with the Company, the size of his or her total compensation package and the executive’s existing vested and unvested stock awards.

Historically, our Compensation Committee has chosen to make equity-based awards in the form of stock options as opposed to other forms of equity-based awards because stock options have value only when we have created additional stockholder value following the date of grant of the option (because the exercise price of the option is generally equal to the closing price of a share of our common stock on the date of grant). In April 2014, the Compensation Committee, with input from Pearl Meyer, revised its approach and granted equity-based awards in the form of restricted stock to our named executive officers who were then employed by us. The Compensation Committee believes that restricted stock may provide a greater retention incentive than options (as the award has value even if the stock price does not increase) and may also result in lower dilution for stockholders (as restricted stock awards have greater value than options on a per-share basis, it requires fewer shares to deliver a restricted stock award with the same value as a stock option). In addition, as described in detail below, these April 2014 awards are entirely performance-based, with the vesting of the award contingent on the achievement of pre-established performance goals. The Compensation Committee expects to grant equity-based awards in the form of restricted stock on an annual basis. However, the Compensation Committee retains the flexibility to consider Company and individual performance and any other factors it considers appropriate in determining the type, level and design of any equity award grant.

2014 Performance Share Awards.  Each named executive officer’s April 2014 restricted stock award was expressed as a dollar value. Such dollar value was converted into a target number of shares of restricted stock by reference to the fair market value of our common stock at the date of grant. Each restricted stock award has no voting rights attached to the award but is entitled to dividend rights, provided that any cash dividends paid on any unvested and forfeited shares must be repaid to the Company. The restricted stock awards are subject to both time-based and performance-based vesting requirements, where the executive can earn between 0% and 150% of the target number of shares subject to the award based upon achievement of the earnings per share (“EPS”) and net sales growth (“Net Sales Growth”) goals described below. Fifty percent of the target number of shares subject to the award will become eligible to vest based upon achievement of the EPS goal (the “Target EPS Shares”), and 50% of the target number of shares subject to the award will become eligible to vest based upon achievement of the Net Sales Growth goal (the “Target Net Sales Growth Shares”). For purposes of each restricted stock award, “EPS” means the Company’s earnings per share for a particular fiscal year as determined by the Company in accordance with its standard practices and procedures reflected in its financial statements for the fiscal year (subject to adjustments for a particular year for stock splits, reverse stock splits, stock dividends and repurchases by the Company of its outstanding shares of common stock during the fiscal year). For purposes of each restricted stock award, “Net Sales Growth” means, for a particular fiscal year, the Company’s growth in net sales for the fiscal year as compared to the Company’s net sales for the immediately preceding fiscal year, expressed on a percentage basis, as determined by the Company in accordance with its standard practices and procedures reflected in its financial statements for that fiscal year.

The total target number of shares subject to each award is divided into three substantially equal tranches with respect to each of fiscal year 2014, 2015 and 2016 (each, a “vesting tranche”). Each vesting tranche will become eligible to vest based upon achievement of the EPS and Net Sales Growth goals for each of fiscal years 2014, 2015 and 2016 (each, a “performance year”). The portion of each vesting tranche that will become eligible to vest with respect to the applicable performance year will be determined by the Compensation Committee following the end of the performance year and will be determined as follows: (1) the Target EPS Shares in the vesting tranche corresponding to a performance year will be multiplied by a percentage (the “EPS Percentage”), between 0% and 150%, determined based on the Company’s EPS for that performance year against a pre-established target; and (2) the Target Net Sales Growth Shares in the vesting tranche corresponding to a performance year will be multiplied by a percentage (the “Net Sales Growth Percentage”), between 0% and 150%, determined based on the Company’s Net Sales Growth for that performance year against a pre-established target.

The following table presents the percentage of the Target EPS Shares and Target Net Sales Growth Shares, as applicable, in the vesting tranche corresponding to a performance year that will become eligible to vest in each performance year based upon the level of achievement of pre-established threshold, target and maximum levels of EPS and Net Sales Growth corresponding to that performance year.

		Level of Achievement for the Performance Year
	Weight	Below Threshold(1)	Threshold(2)(3)	Target(2)(3)	Maximum(2)(3)
EPS Percentage	50%	0%	75%	100%	150%
Net Sales Growth Percentage	50%	0%	75%	100%	150%

(1)	If a pre-established threshold level of EPS or Net Sales Growth for a particular performance year is not achieved, then all of the Target EPS Shares or Target Net Sales Growth Shares, as applicable, in the applicable vesting tranche corresponding to the performance year will be forfeited with no opportunity to vest in a future year.
(2)	If the level of EPS or Net Sales Growth, as applicable, for a performance year is between the threshold and target levels, or between the target and maximum levels, the vesting percentage will be determined by linear interpolation between the vesting percentages for those levels.
(3)	Any shares of restricted stock subject to the award that are not deemed eligible to vest based on the level of achievement of EPS or Net Sales Growth for the applicable performance year will be forfeited as of the last day of the performance year.

Shares of restricted stock subject to the award that become eligible to vest based on EPS or Net Sales Growth performance during the applicable performance year will generally vest in one installment on the third anniversary of the date of grant of the award, subject to the executive’s continued employment through that date.

The Compensation Committee believes that these restricted stock awards further link the interests of our executives with those of our stockholders (as the ultimate value of the award depends on our stock price since the award is denominated in shares of our common stock), as well as create a significant performance incentive over multiple performance periods (as vesting of the restricted stock depends on our EPS and Net Sales Growth for each of fiscal years 2014, 2015 and 2016) and a long-term retention incentive (as the entire award is subject to a three-year time-based vesting period).

The following table sets forth the dollar value of the target number of shares of restricted stock granted by the Company to the named executive officers in April 2014:

Name	Restricted Stock Award(1)
Neill Davis	$1,250,000	(2)
Kal Malik	$500,000
Sei Jin Alt	$300,000
Mark Vendetti	$300,000

(1)	These amounts are the values approved by the Compensation Committee in April 2014 and converted into the corresponding target number of restricted shares of our common stock based on the closing price of our common stock on the date of grant of the awards and rounded to the nearest whole share. The number of shares represents the number of shares at the “target” level of performance, with between 0% and 150% of the target number of shares subject to the award becoming eligible to vest based on actual performance as described above.
(2)	Mr. Davis’ award terminated upon the termination of his employment with us in January 2015.

For the vesting tranche of each performance stock award that relates to fiscal 2014, the Compensation Committee established the following performance goals:

Performance Level	EPS	Net Sales Growth	Vesting Percentage
Below Threshold	Less than $1.20	Less than 17%	0%
Threshold	$1.20	17%	75%
Target	$1.30	20%	100%
Maximum	$1.40 or more	23% or more	150%

Under applicable SEC and accounting rules, these performance-based awards are considered to be “granted” at the time the performance goals for the particular fiscal year are established. Accordingly, only the vesting tranche of each award that relates to performance for fiscal year 2014 is treated as granted during fiscal year 2014 and is reflected in the compensation tables below in this proxy statement. The vesting tranches of these awards for fiscal years 2015 and 2016 will be considered granted for accounting purposes in the fiscal year in which the applicable performance goals are established and will be reported in the tables as compensation for each executive for that fiscal year.

In March, 2015, the Compensation Committee determined that our EPS for fiscal year 2014 was $0.76 and that our Net Sales Growth for fiscal year 2014 was 11%. As performance for each metric was below the applicable threshold level, the 2014 vesting tranche of each April 2014 performance stock award is not eligible to vest and has been forfeited.

CEO Performance Option.  As noted above, Mr. Barnes was granted stock options to purchase 1,000,000 shares of our common stock in connection with his appointment as our Chairman, President and Chief Executive Officer in December 2014. As with the annual performance stock grants for fiscal 2014 described above, this option is subject to both performance-based and time-based vesting requirements as follows:

•	Fifty percent of the option (“Tranche 1”) will vest at the end of fiscal 2017, provided that the closing price of our common stock equals or exceeds $20 per share for at least 60 trading days that occur during a period of at least 90 trading days within the three-year period comprised of fiscal 2015, 2016 and 2017 and subject to Mr. Barnes remaining employed with us through the last day of fiscal 2017.
•	The remaining fifty percent of the option (“Tranche 2”) will vest at the end of fiscal 2019, provided that the closing price of our common stock equals or exceeds $25 per share for at least 60 trading days that occur during a period of at least 90 trading days within the two-year period comprised of fiscal 2018 and 2019 and subject to Mr. Barnes remaining employed with us through the last day of fiscal 2019. In addition, if the stock price requirement described above for Tranche 1 is not met by the end of fiscal 2017 and if the stock price and continued employment requirements for Tranche 2 are met as of the end of fiscal 2019, Tranche 1 will also vest at the end of fiscal 2019.
•	If a change in control of the Company occurs prior to the end of fiscal year 2019 and the value of our common stock at the time of the change in control equals or exceeds 140% of the exercise price of the option (or approximately $16.18 per share), the then-outstanding and unvested portion of the award will vest in full if either Mr. Barnes remains employed with us through the last day of fiscal year 2019 or if his employment terminates in certain circumstances after the change in control and prior to such date.

The terms of this option grant were negotiated with Mr. Barnes to induce him to join the Company. The Compensation Committee believed that a stock option was the appropriate form of initial award for Mr. Barnes so that the award would have value only if our stock price increased after the grant date of the award. The Compensation Committee also took this into account in determining the number of shares subject to the award, as 1,000,000 shares was greater than the number of shares the Compensation Committee would have granted had the award been in the form of restricted stock (as restricted stock awards have greater value than options on a per-share basis). In addition, the Compensation Committee believes that this grant helps further align Mr. Barnes’ interests with those of our stockholders as the vesting of the option is contingent on an increase in our stock price that is sustained over a period of time and at levels that exceed the value of our stock on the grant date of the award, and that the grant also provides a significant retention incentive as vesting is tied to continued employment over periods of three and five years.

Retention Stock Grant.  In June 2014, the Compensation Committee approved a grant of 23,349 shares of restricted stock to Ms. Alt, which is scheduled to vest in one installment in June 2017, subject to her continued employment with us through that date. The Compensation Committee approved the grant to provide Ms. Alt an additional retention incentive. Accordingly, the award is subject to only time-based vesting requirements contingent on Ms. Alt’s continued employment and not performance-based vesting requirements. Nevertheless, the grant serves to align Ms. Alt’s interests with those of our stockholders since the ultimate value of the grant is directly linked to our stock price.

Additional information regarding the material terms of the equity awards granted to our named executive officers for fiscal year 2014 under the 2011 Plan is set forth in the “Grants of Plan-Based Awards During Fiscal Year 2014” table and under the heading, “— Equity Incentive Plan Awards”, below. Information regarding the material terms of the equity awards granted to our named executive officers following fiscal year 2014 under the 2011 Plan is set forth below in this Compensation Discussion and Analysis under the heading, “— Actions Taken Subsequent to Fiscal Year 2014.”

Additional Executive Benefits

We provide our named executive officers with certain executive benefits that the Compensation Committee believes are reasonable and in the best interests of the Company and our stockholders. Consistent with our compensation philosophy, we currently intend to continue to maintain our current benefits for our named executive officers, including retirement plans, housing relocation benefits, paid vacation and other benefits described below. The Compensation Committee, in its discretion, may revise, amend or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies based on our expertise and knowledge of general industry practices.

Retirement Plan Benefits.  We do not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our employees or the business at this time. However, we do sponsor a defined contribution (“401(k)”) retirement plan. The 401(k) plan is generally available to all eligible employees, including our named executive officers, and allows them to elect to make contributions up to the maximum limits allowable under the tax laws. We currently provide a 100% matching contribution on the first 3% of employee contributions and an additional 50% matching contribution on the next 2% of employee contributions. Employees’ contributions and Company matching contributions vest immediately.

Health and Welfare Benefits.  Our named executive officers have the option to participate in various employee welfare benefit programs, including medical, dental and life insurance benefits. These benefit programs are generally available to all employees.

Relocation Assistance.  The Company’s business needs require it, on occasion, to relocate certain employees. To meet this need, we may, on a case by case basis, cover certain expenses, including temporary housing, relocation, living and travel expenses. As noted in the “Summary Compensation Table” below, we reimbursed Mr. Barnes during fiscal 2014 for certain moving and other relocation expenses in connection with his joining the Company.

Other Benefits.  Under our employment letter agreements with each of the named executive officers other than Mr. Barnes, we provide an annual fixed dollar amount to apply towards the purchase of additional benefits of their choosing. The annual dollar amount of this benefit for each executive is based on the executive’s position within the Company and the Compensation Committee’s subjective assessment of industry practices. The Compensation Committee believes that providing a benefit such as these annual fixed dollar amounts is an important recruiting tool for retaining key executives in the specialty retail industry generally.

Employment Agreements; Severance and Change in Control Benefits

Employment Agreements

Amounts paid to our named executive officers in fiscal year 2014 were based on employment letter agreements in place with each executive. The terms of the agreement we entered into with Mr. Barnes on his joining the Company in December 2014 are described above under “New CEO Employment Agreement.” For the other named executive officers, each employment letter agreement provides for an initial term, specifies the annual base salary that the executive will be entitled to receive and the target bonus the executive will be eligible to receive during the term of the agreement, as well as the Company benefit plans in which the executive will participate and any other perquisites that the executive will receive. We believe that it is in the best interests of the Company to enter into employment agreements with our executives to help foster long-term retention, and promote stability among the management team, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding performance. The employment letter agreements we have entered into with our named executive officers are described in further detail in the narrative following the “Summary Compensation Table” below.

The employment letter agreements we have entered into with our named executive officers also provide for severance and other benefits which are designed to provide economic protection so that an executive can remain focused on our business without undue personal concern in the event that his or her position is eliminated or, in some cases, significantly altered by the Company, which we believe is particularly important in light of the executives’ leadership roles at the Company. The Compensation Committee believes that providing severance or similar benefits is common among similarly situated executives in the specialty retail industry generally and remains important in recruiting and retaining key executives. For more information regarding the potential payments and benefits that would be provided to our named executive officers in connection with certain terminations of their employment or a change in control on January 31, 2015, please see “— Potential Payments upon Termination or Change in Control”, below.

Change in Control Provisions

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Compensation Committee believes that appropriate change in control provisions in employment agreements and/or equity award agreements are important tools for aligning executives’ interests in change in control transactions with those of our stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment. Accordingly, as described in “— Potential Payments upon Termination or Change in Control”, below, awards granted pursuant to our stock incentive plans may vest, at the discretion of the plan administrator, in certain circumstances upon a change in control (as defined in the plan or the applicable award agreement).

We do not provide our executives with tax “gross-up” payments in connection with a termination of their employment, a change in control of the Company or otherwise.

For more information regarding the potential payments and benefits that would be provided to our continuing named executive officers in connection with a change in control on January 31, 2015, please see “— Potential Payments upon Termination or Change in Control”, below.

Separation Agreement with Mr. Davis

As noted above, Mr. Davis resigned as our Chief Executive Officer and President, effective December 4, 2014, and his employment with us ended on January 3, 2015. In connection with the termination of his employment, the Company entered into a separation agreement with Mr. Davis that provides for him to receive the severance benefits he would have received under his employment agreement with the Company if his employment were terminated by the Company without cause. The separation agreement was negotiated with Mr. Davis and includes his release of claims against the Company, and his right to receive the severance benefits is subject to his continued compliance with certain non-competition, non-solicitation and other covenants in favor of the Company as specified in his separation agreement. For more information regarding the severance benefits that became payable to Mr. Davis in connection with his termination of employment, please see “— Potential Payments upon Termination or Change in Control”, below. Upon the termination of Mr. Davis’ employment, his then-outstanding and unvested stock options and his 2014 performance restricted stock award were forfeited.

Actions Taken Subsequent to Fiscal Year 2014

In March 2015, the Compensation Committee approved the compensation program for fiscal year 2015 for each of our named executive officers (other than Mr. Davis). The program is similar in structure to the fiscal year 2014 program described above. The Compensation Committee approved modest base salary increases for fiscal year 2015 for Ms. Alt and Messrs. Malik and Vendetti. Each executive was also granted a bonus opportunity under the Executive Bonus Plan, with 75% of the bonus relating to Company performance and 25% of the bonus relating to individual performance. The Company’s performance will be measured against pre-established goals for our net income achieved for the fiscal year. As noted above, Mr. Barnes’ bonus opportunity has a threshold level of 50% of base salary, a target level of 150% of base salary and a maximum level of 200% of base salary. The target bonus for each other executive is the same as his or her target bonus for fiscal year 2014 identified above.

Each of these executives was also granted a performance stock award that consists of three vesting “tranches” allocated to each of fiscal years 2015, 2016 and 2017. The vesting of each tranche will be determined based on the Company’s earnings per share and net sales growth for the applicable fiscal year against performance targets established by the Compensation Committee and is contingent on the executive’s continued employment with us through the entire three-year period covered by the award. Each award may vest as to between 0% and 150% of the target number of shares subject to the award.

The following table sets forth the dollar value of the target number of performance shares granted to each named executive officer in March 2015:

Name	Performance Stock Award
Michael Barnes	$2,500,000
Kal Malik	$500,000
Sei Jin Alt	$300,000
Mark Vendetti	$300,000

Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we take into account whether a particular form of compensation will be deductible under Section 162(m). Section 162(m) generally limits the deductibility of compensation paid to our named executive officers to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) until the earliest of (1) the expiration of the plan or agreement, (2) a material modification of the plan or agreement, (3) the issuance of all employer stock and other compensation that has been allocated under the plan, or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the IPO (the “Transition Date”). In our case, the date of the 2015 annual meeting of stockholders will be the Transition Date. After the Transition Date, rights or awards granted under the plan, other than options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals.

Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers. However, we reserve the right to design programs that we believe best satisfy the objective of our executive compensation program, even where the compensation paid under such programs may not be deductible. In any event, there can be no assurance that compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible.

Share Ownership Guidelines

In May 2013, our Compensation Committee adopted amended share ownership guidelines (the “Share Ownership Guidelines”) applicable to each of our Chief Executive Officer, President, Chief Operating Officer, Chief Administrative Officer, Chief Financial Officer, Chief Merchandising Officer, any Executive Vice President, any employee who is designated by the Committee and any employee holding stock options (collectively, “participants”). The purpose of the Share Ownership Guidelines is to further align the interests of our management with those of our stockholders. Under the Share Ownership Guidelines, each participant shall hold “qualifying stock” with a value equal to a certain multiple of the participant’s base salary. The multiples to be applied are as follows: (1) five times base salary for our Chief Executive Officer; (2) three times base salary for our President, Chief Operating Officer, Chief Administrative Officer, Chief Financial Officer, Chief Merchandising Officer, any Executive Vice President, and any employee who is designated by the Compensation Committee; and (3) one times base salary for any additional employees who hold stock option awards. No participant may dispose of more than 25% of his or her “qualifying stock” unless the guidelines have been met on or before the date of such disposition and, after giving effect to such disposition, the participant will continue to satisfy the guidelines. “Qualifying stock”, as defined by the Share Ownership Guidelines, includes (1) shares of our common stock held by the participant in a brokerage account for the individual’s benefit, in trust or through a tax qualified retirement plan, (2) shares of our common stock held by the participant’s spouse, (3) restricted shares or restricted stock units with respect to shares of our common stock, and (4) the “in the money” value of vested stock options to purchase our common stock held by such participant, determined as of each October 31 and calculated based on the preceding 30-day average per share trading price of our common stock.

Compensation Committee Report

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee currently consists of Mr. Emmett (Chair), Mr. Brenneman, Ms. Goldman, Mr. O’Leary and Mr. Zannino, each of whom our Board of Directors has determined is independent under the applicable NASDAQ rules.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Richard Emmett (Chair)
Greg Brenneman
Laurie Ann Goldman
Joseph O’Leary
Richard Zannino

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Compensation of Named Executive Officers

Summary Compensation Table — Fiscal Years 2012 – 2014

The following table presents information regarding compensation earned by each of our named executive officers for services rendered during fiscal years 2014, 2013 and 2012. The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow.

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)(6)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(8)	Total ($)
Michael W. Barnes Chairman, President and Chief Executive Officer(1)	2014	67,308	—	—	5,885,000	—	—	22,715	5,975,023
Kal Malik Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2014	371,443	—	166,668	—	—	—	30,231	568,342
	2013	350,000	—	—	—	133,000	—	30,200	513,200
	2012	240,391	—	—	1,316,677	148,546	—	30,398	1,736,012
Sei Jin Alt Executive Vice President, Chief Merchandising Officer	2014	371,443	—	449,992	—	—	—	30,231	851,666
	2013	350,000	—	—	—	124,750	—	28,538	503,288
	2012	288,128	—	—	1,316,677	137,850	—	20,000	1,762,655
Mark Vendetti Senior Vice President, Chief Financial Officer(2)	2014	358,846	—	99,991	—	—	—	35,160	493,997
	2013	316,346	—	—	732,071	129,750	—	26,058	1,204,225
Neill Davis Former President and Chief Executive Officer(3)	2014	546,154	—	416,662	—	—	—	150,961	1,113,777
	2013	550,000	—	—	—	365,750	—	50,000	965,750
	2012	223,654	162,500	—	5,618,908	349,038	—	45,000	6,399,100

(1)	Mr. Barnes was appointed as our Chairman, President and Chief Executive Officer effective December 4, 2014.
(2)	Mr. Vendetti was appointed as our Chief Financial Officer effective March 4, 2013 and was not employed by us prior to such date.
(3)	Mr. Davis was not employed by us prior to August 6, 2012. He resigned as our Chief Executive Officer and President, effective December 4, 2014, and his employment with us ended on January 3, 2015.
(4)	For Mr. Davis, the amount reported in this column for fiscal year 2012 includes a one-time signing bonus in connection with his appointment to the position of our President in August 2012.
(5)	The amounts reported in these columns for each fiscal year reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our named executive officers for the fiscal year. These values have been computed in accordance with the FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 7 — Stock-Based Compensation to the audited consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, filed with the SEC on March 27, 2015.
(6)	The amounts reported in the “Stock Awards” column reflect the grant-date fair value of performance-based restricted stock awards granted to each executive in fiscal year 2014 assuming the target level of performance conditions were achieved (or, in the case of Ms. Alt, $99,991 of the total amount reported in this column). These amounts were based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. The grant-date fair value of these awards assuming that the maximum level of performance conditions were achieved is as follows: Mr. Malik — $250,011; Ms. Alt — $149,986; Mr. Vendetti — $149,986; Mr. Davis — $624,993. None of the performance stock awards are eligible to vest and each has been forfeited due to the failure to meet the pre-established performance goals.

(7)	Represents the amounts paid under our performance-based cash award plan for each fiscal year. See “Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Annual Performance-Based Cash Awards” above, for more details.
(8)	The following table provides detail on the amounts reported in the All Other Compensation column of the table above for each named executive officer for fiscal year 2014:

All Other Compensation During Fiscal Year 2014

Name	Annual Benefits Allowance ($)	401(k) Matching Contributions ($)	Severance ($)		Relocation Expenses ($)		Total ($)
Michael W. Barnes	—	—	—		22,715	(1)	22,715
Kal Malik	20,000	10,231	—		—		30,231
Sei Jin Alt	20,000	10,231	—		—		30,231
Mark Vendetti	25,000	10,160	—		—		35,160
Neill Davis	47,115	—	103,846	(2)	—		150,961

(1)	This amount includes $3,163 for reimbursement of Mr. Barnes’ taxes incurred in connection with the Company’s payment of his relocation expenses.
(2)	See “— Potential Payments upon Termination or Change in Control” below for a discussion of the severance benefits for Mr. Davis in connection with the termination of his employment with us. As described below, Mr. Davis’ severance is payable in installments over an 18-month period following the termination of his employment, subject to his continued compliance with certain non-competition, non-solicitation and other covenants in favor of the Company as specified in his separation agreement. This amount represents the portion of Mr. Davis’ severance benefits paid to him during fiscal year 2014 and includes $11,538 for accrued but unused vacation.

Grants of Plan-Based Awards During Fiscal Year 2014

The following table presents information regarding the non-equity incentive awards and equity-based awards granted to each of our named executive officers during fiscal year 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Barnes	12/4/2014	—	—	—	—	—	—	—	1,000,000	11.56	5,885,000
Kal Malik	N/A	140,625	187,500	281,250	—	—	—	—	—	—	—
	4/11/2014				7,336	9,781	14,672				166,668
					—	—	—	—	—	—	—
Sei Jin Alt	N/A	140,625	187,500	281,250	—	—	—	—	—	—	—
	6/16/2014	—	—	—	—	—	—	23,349	—	—	350,001
	4/11/2014			—	4,401	5,868	8,802				99,991
Mark Vendetti	N/A	135,188	180,250	270,375	—	—	—	—	—	—	—
	4/11/2014				4,401	5,868	8,802				99,991
					—	—	—	—	—	—	—
Neill Davis(4)	N/A	450,000	600,000	900,000	—	—	—	—	—	—	—
	4/11/2014				18,339	24,452	36,678				416,662

(1)	Represents the threshold, target and maximum award opportunities for performance-based cash awards payable for fiscal year 2014 under our annual performance-based cash award program. No amount was payable for fiscal year 2014 due to failure to achieve the net income goal for funding of the performance-based cash awards.
(2)	Represents the threshold, target and maximum award opportunities for performance stocks awards granted to each of our executive in fiscal year 2014 under our 2011 Plan. None of the performance stock awards are eligible to vest and each has been forfeited due to the failure to meet the pre-established performance goals.
(3)	The amounts reported in this column reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our audited consolidated financial statements. For the assumptions and methodologies used to value the awards reported in this column of the table above, see footnotes 5 and 6 to the “Summary Compensation Table”, above.
(4)	Mr. Davis’ awards terminated upon the termination of his employment with us in January 2015.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Amounts paid to our named executive officers in fiscal year 2014 were based on employment letter agreements in place with each of the named executive officers. Below is a general description of the material terms of these agreements related to the compensation and benefits provided to our named executive officers. Provisions of these agreements relating to post-termination of employment benefits are discussed below under “— Potential Payments Upon Termination or Change in Control.”

Mr. Barnes

Mr. Barnes has entered into an employment letter agreement with the Company providing for his employment as our Chairman, President and Chief Executive Officer, the terms of which became effective December 4, 2014.

The letter agreement provides that Mr. Barnes’ employment with us is at-will. Pursuant to the terms of the letter agreement, Mr. Barnes will receive an initial annual base salary of $875,000 and, commencing with fiscal year 2015, will participate in our annual bonus plan, with his threshold, target and maximum annual incentive bonus levels to be set at 50%, 150% and 200% of his base salary, respectively. The letter agreement also provides for Mr. Barnes to participate in our employee savings and welfare benefit plans made available to our employees generally.

The letter agreement also provides for the grant to Mr. Barnes of a performance-based stock option on the terms described in the Compensation Discussion and Analyis above under “— Current Executive Compensation Program Elements — Equity-Based Awards” and for Mr. Barnes to be granted a performance-based restricted stock award for fiscal year 2015 and each year thereafter, with the value of the target number of shares subject to the award to equal $2,500,000 as of the grant date.

Mr. Malik

On December 28, 2012, Mr. Malik entered into an amended and restated employment letter agreement with the Company providing for his employment as our Executive Vice President, Chief Administrative Officer and General Counsel, the terms of which became effective January 1, 2013.

The letter agreement has an initial term of three years, subject to earlier termination under the terms of the agreement. Pursuant to the terms of the letter agreement, Mr. Malik will receive an initial annual base salary of $350,000 and is eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with his target annual incentive bonus to be set at 50% of his base salary. The letter agreement also provides for Mr. Malik to participate in our employee savings and welfare benefit plans made available to our employees generally, and an annual allowance equal to $20,000 that he may apply towards the purchase of additional benefits of his choosing.

The letter agreement also provides that certain restrictive covenants contained in his prior employment letter agreement entered into with the Company in 2009 will remain effective, whereby, subject to certain exceptions, during the period of Mr. Malik’s employment and for a period of 12 months following a termination of his employment for any reason, Mr. Malik will not (i) compete with the Company or its affiliates or (ii) solicit any Company employees or consultants.

Ms. Alt

On December 28, 2012, Ms. Alt entered into an employment letter agreement with the Company providing for her employment as our Chief Merchandising Officer, the terms of which became effective January 1, 2013.

The letter agreement has a term of three years, subject to earlier termination under the terms of the agreement. Pursuant to the terms of the letter agreement Ms. Alt will receive an initial annual base salary of $350,000 and is eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with her target annual incentive bonus to be set at 50% of her base salary. The letter agreement also provides for Ms. Alt to participate in our employee savings and welfare benefit plans made available to our employees generally, and an annual allowance equal to $20,000 that she may apply towards the purchase of additional benefits of her choosing.

The letter agreement also provides, subject to certain exceptions, that, during the period of Ms. Alt’s employment and for a period of 12 months following a termination of her employment for any reason, Ms. Alt will not (i) compete with the Company or its affiliates, (ii) solicit any Company employees or consultants or (iii) solicit any customer of the Company.

Mr. Vendetti

On February 6, 2013, Mr. Vendetti entered into an employment letter agreement with the Company providing for his employment as our Chief Financial Officer, the terms of which became effective March 4, 2013.

The letter agreement has an initial term of three years, subject to earlier termination under the terms of the agreement. Pursuant to the terms of the letter agreement, Mr. Vendetti will receive an initial annual base salary of $350,000 and is eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with his target annual incentive bonus to be set at 50% of his base salary. The letter agreement also provides for Mr. Vendetti to participate in our employee savings and welfare benefit plans made available to our employees generally, and an annual allowance equal to $25,000 that he may apply towards the purchase of additional benefits of his choosing.

The letter agreement also provides, subject to certain exceptions, that, during the period of Mr. Vendetti’s employment and for a period of 12 months following a termination of his employment for any reason, Mr. Vendetti will not (i) compete with the Company or its affiliates, (ii) solicit any Company employees or consultants or (iii) solicit any customer of the Company.

Mr. Davis

On December 28, 2012, Mr. Davis entered into an amended and restated employment letter agreement with the Company providing for his employment as our Chief Executive Officer, the terms of which became effective January 1, 2013.

The letter agreement had an initial term of three years, subject to earlier termination under the terms of the agreement. Pursuant to the terms of the letter agreement, Mr. Davis received an initial annual base salary of $550,000 and was eligible to receive an annual incentive bonus pursuant to our annual bonus plan as in effect from time to time, with his target annual incentive bonus to be set at 100% of his base salary. The letter agreement also provided for Mr. Davis to participate in our employee savings and welfare benefit plans made available to our employees generally, and an annual allowance equal to $50,000 that he could apply towards the purchase of additional benefits of his choosing.

The letter agreement also provided, subject to certain exceptions, that, during the period of Mr. Davis’ employment and for a period of 12 months following a termination of his employment for any reason, Mr. Davis would not (i) compete with the Company or its affiliates, (ii) solicit any Company employees or consultants or (iii) solicit any customer of the Company.

As noted above, Mr. Davis’ employment with us ended on January 3, 2015. Please see “— Potential Payments upon Termination or Change in Control”, below, for a discussion of the severance benefits for Mr. Davis in connection with the termination of his employment.

Non-Equity Incentive Plan Awards

For a description of the material terms of the non-equity incentive plan awards reported in the table above, see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Annual Performance-Based Cash Awards”, above.

Equity Incentive Plan Awards

Each of the equity incentive awards reported in the “Grants of Plan-Based Awards During Fiscal Year 2014” table above was granted under, and is subject to, the terms of the 2011 Plan. The 2011 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally not transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Generally, and subject to limited exceptions set forth in the 2011 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of our assets, all awards then-outstanding under the 2011 Plan may, at the administrator’s discretion, become fully vested and, in the case of options, exercisable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2011 Plan.

For a description of the vesting terms of the equity incentive awards reported in the table above, see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Equity-Based Awards” above. The option granted to Mr. Barnes reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with our 2011 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

The option granted to Mr. Barnes has a term of ten years. However, the vested portion of the option may terminate earlier in connection with a change in control transaction or a termination of the named executive officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the named executive officer’s employment, including upon a termination of his or her employment by us for cause. In the event the named executive officer’s termination of employment was the result of his or her death or total and permanent disability, the named executive officer will generally have 12 months to exercise the vested portion of the option. In the event the named executive officer’s employment is terminated by us for cause, the option, whether vested or unvested, will immediately terminate. The named executive officer will generally have three months to exercise the vested portion of the option for all other terminations of employment.

Outstanding Equity Awards at End of Fiscal Year 2014

The following table presents information regarding the outstanding equity awards held by our named executive officers as of January 31, 2015, including the vesting schedule for each of these awards that had not vested as of that date.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael Barnes	—	—		1,000,000	11.56	12/3/2024	—	—	—	—
Kal Malik	25,550	—		—	3.74	3/25/2020	—	—	—	—
	40,000	60,000	(1)	—	26.58	11/20/2022	—	—	—	—
Sei Jin Alt	—	16,000	(2)	—	3.74	6/30/2020	—	—	—	—
	40,000	60,000	(1)	—	26.58	11/20/2022	—	—	—	—
	—	—		—	—	—	23,349	$370,315	—	—
Mark Vendetti	—	—		—	—	—	—	—	—	—
Neill Davis	250,000	—		—	30.75	4/2/2015	—	—	—	—

(1)	These options were granted on November 21, 2012 and will vest in equal annual installments on each anniversary of the award date over the five-year period commencing with the first anniversary of the award date.
(2)	These options were granted on July 1, 2010 and will vest in equal annual installments on each anniversary of the award date over the five-year period commencing with the first anniversary of the award date.
(3)	The dollar amounts shown in this column are determined by multiplying the number of shares reported in the corresponding column of the table by $15.86 (the closing price of our common stock on the last trading day of fiscal 2014).

Option Exercises and Stock Vested During Fiscal Year 2014

The following table presents information regarding the exercise of stock options by our named executive officers during fiscal year 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Barnes	—	—	—	—
Kal Malik	—	—	—	—
Sei Jin Alt	16,000	170,720	—	—
Mark Vendetti	—	—	—	—
Neill Davis	—	—	—	—

(1)	The value realized upon the exercise of a stock option is calculated by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date the stock option was exercised and the per-share exercise price of the options.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to our named executive officers in connection with a termination of their employment with us and/or a change in control of the Company. In addition to such benefits, outstanding equity-based awards held by our named executive officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our stock incentive plans on a discretionary basis. Our named executive officers are not entitled to any enhanced severance benefits in connection with a termination of their employment with us due to their death or disability or in connection with a change in control of the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from what is presented herein. Factors that could affect these amounts include the timing during the year of any such event. The following section also describes the severance benefits that became payable to Mr. Davis in connection with his termination of employment with us during fiscal year 2014.

Employment Agreements

The employment letter agreements we have entered into with our named executive officers provide for certain payments to be made in connection with certain terminations of the named executive officer’s employment with us. Below is a description of the severance payments that would have become payable under the employment letter agreements with our named executive officers in connection with certain terminations of their employment as of January 31, 2015.

Mr. Barnes

Mr. Barnes’ employment letter agreement provides that, in the event we terminate his employment without “cause”, he will be entitled to severance pay in an amount equal to one and one-half times the sum of (1) his annual base salary (at the annualized rate in effect on the date of termination) and (2) his target annual incentive bonus for the year of termination, payable over 18 months following his termination and subject to the execution of a general release of claims in favor of the Company, which may include non-competition, non-solicitation, non-disparagement and other restrictive covenants. In addition, Mr. Barnes will be entitled to receive any accrued but unused vacation and any benefits under our 401(k) plan. For purposes of Mr. Barnes’ letter agreement, “cause” generally means that Mr. Barnes has (i) committed a felony, (ii) engaged in acts of fraud, dishonesty or other acts of material willful misconduct in the course of his duties, (iii) engaged in abuse of narcotics or alcohol that has or may reasonably harm the Company, (iv) violated the Company’s written policies, (v) failed to perform or uphold his duties or failed to comply with reasonable directives of our Board of Directors, or (vi) breached any of the protective covenants of the letter agreement or has otherwise materially breached any agreement he has entered into with us.

Other Named Executive Officers

The employment letter agreements with each of our other named executive officers provide that, in the event we terminate the executive’s employment without “cause,” the executive will be entitled to severance pay in an amount equal to one times his or her annual base salary (at the annualized rate in effect on the date of termination), subject to the execution of a general release of claims in favor of the Company. In addition, the executive will be entitled to receive any accrued but unused vacation and any benefits under our 401(k) plan. In the event the executive’s benefits are subject to the excise tax imposed under Sections 280G and 4999 of the Code, the benefits will be reduced (but not below zero) so that the maximum amount of the benefits (after reduction) will be an amount that is $1.00 less than the amount that would cause the benefits to be subject to such excise tax. For purposes of these letter agreements, “cause” generally has the same meaning as set forth in Mr. Barnes’ employment letter agreement, except that cause also includes a failure by the executive to comply with reasonable directives of our Chief Executive Officer.

Equity Awards

As described in the Compensation Discussion and Analysis above, each of the named executive officers (other than Mr. Barnes) was granted a performance-based restricted stock award during fiscal 2014. Under the terms of these awards, if, prior to the third anniversary of the award grant date, (1) there occurs a change in control of the Company or (2) the executive’s employment with the Company is terminated without “cause,”

by the executive for “good reason” (as these terms are defined in the award agreement evidencing the award) or due to the executive’s death, the following shall apply:

•	Any shares of restricted stock subject to the award that have been deemed eligible to vest with respect to a performance year that occurred prior to the performance year in which the change in control or termination of employment, as applicable, occurs will immediately vest.
•	The shares of restricted stock subject to the award that are eligible to vest with respect to the performance year in which the change in control or termination of employment occurs will be subject to adjustment and pro-rated vesting as follows: (A) the number of such shares that will become eligible to vest will be determined as though the applicable performance year ended as of the change of control or termination of employment date, as applicable, the performance goals for such performance year will be pro-rated based on the number of days in that performance year that elapse prior to the occurrence of the change in control or the termination of employment, as applicable, and the performance conditions applicable to such shares will be determined based on actual performance for such shortened performance period against such pro-rated goals; (B) the number of shares that are determined to be eligible to vest based on such shortened performance period, if any, will be pro-rated based on the number of days in the applicable performance year that elapse prior to the occurrence of the change in control or the termination of the executive’s employment, as applicable; and (C) any restricted shares that are deemed eligible to vest based on this calculation will immediately vest.
•	Any restricted stock subject to the award that relate to a performance year after the performance year in which the change in control or termination of employment, as applicable, occurs will be forfeited.

In addition, as described in the Compensation Discussion and Analyis above under “— Current Executive Compensation Program Elements — Equity-Based Awards”, the performance-based stock option granted to Mr. Barnes in connection with his appointment as our Chairman, President and Chief Executive Officer is eligible to vest in connection with a change in control of the Company if our stock price in the transaction exceeds a specified level and certain employment requirements are met. As noted above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Incentive Plan Awards,” awards granted under our equity incentive plans generally may, at the administrator’s discretion, become fully vested and, in the case of options, exercisable upon a change in control, unless the plan administrator provides for the assumption, substitution or other continuation of the award.

Estimated Potential Termination Payments and Benefits

The following table presents our estimated value of the payments and benefits that each of our named executive officers would have been entitled to had his or her employment terminated during the employment term by us without “cause” on January 31, 2015. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such event.

Executive	Cash Severance ($)(1)	Equity Vesting ($)	Total ($)
Michael Barnes	3,281,250	—	3,281,250
Kal Malik	375,000	—	375,000
Sei Jin Alt	375,000	—	375,000
Mark Vendetti	360,500	—	360,500

(1)	The severance amount reported for Mr. Barnes represents one and one-half times the sum of Mr. Barnes’ base salary as in effect on January 31, 2015 and his target annual incentive bonus for fiscal year 2015 (as he was not eligible to participate in our annual bonus plan for fiscal year 2014 and did not have a target bonus in effect on January 31, 2015). The severance amounts reported for Messrs. Vendetti and Malik and Ms. Alt represent one times the executive’s base salary.

Separation Agreement with Mr. Davis

Mr. Davis’ employment with us ended on January 3, 2015. Under the terms of his separation agreement with the Company, Mr. Davis is entitled to receive the severance benefits provided in his employment letter for a termination by us without “cause.” These benefits consist of cash severance equal to $1,800,000 (which represents one and one-half times the sum of Mr. Davis’ annual base salary and target bonus at the rate in effect on his termination date) payable in substantially equal monthly installments over a period of 18 months. In addtion, Mr. Davis was entitled to receive a cash payment for any accrued but unused vacation. The separation agreement was negotiated with Mr. Davis and includes his release of claims against the Company, and his right to receive the severance benefits is subject to his continued compliance with certain non-competition, non-solicitation and other covenants in favor of the Company as specified in his separation agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships

Indemnification of Officers and Directors

We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or executive officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

There is no pending litigation or proceeding naming any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer, except for the following.

On September 27, 2013 and November 4, 2013, two purported class action lawsuits entitled Ortuzar v. Francesca’s Holdings Corp., et al. and West Palm Beach Police Pension Fund v. Francesca’s Holdings Corp., et al. were filed in the United States District Court for the Southern District of New York against the Company and certain of its current and former directors and officers for alleged violations of the federal securities laws arising from statements in certain public disclosures regarding the Company’s current and future business and financial condition. On December 19, 2013, the Court consolidated the actions and appointed Arkansas Teacher Retirement System as lead plaintiff. On March 14, 2014, lead plaintiff filed a consolidated class action complaint purportedly on behalf of shareholders that purchased or acquired the Company’s publicly traded common stock between July 22, 2011 and September 3, 2013 against the Company and certain of its current and former directors and officers. The consolidated complaint asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Sections 11, 12(a) (2), and 15 of the Securities Act of 1933 for allegedly false and misleading statements in the Company’s public disclosures concerning, among other things, the Company’s relationship with certain vendors. The lawsuit seeks damages in an unspecified amount. By Order entered April 1, 2015, the Court granted defendants’ motions to dismiss and dismissed the consolidated complaint in its entirety with prejudice. The deadline for Plaintiffs to appeal dismissal of the consolidated complaint is May 1, 2015.

On each of May 28, 2014 and July 8, 2014, a purported shareholder derivative action entitled Daniell v. De Merritt, et al. and Murphy v. Davis, et al., respectively, purportedly on behalf of the Company, was filed in the Delaware Court of Chancery, naming certain of the Company’s current and former officers, directors, and shareholders as defendants and naming the Company as a nominal defendant. On September 3, 2014, the Court of Chancery consolidated the Daniell and Murphy cases. Plaintiffs filed a consolidated amended complaint on September 23, 2014 alleging claims of breach of fiduciary duty and unjust enrichment. The consolidated amended complaint seeks damages in an unspecified amount, an order directing the Company “to reform and improve” corporate governance and internal controls, equitable and/or injunctive relief, restitution and disgorgement from the defendants, and costs and attorneys’ fees. On October 23, 2014, defendants filed a motion to dismiss the consolidated amended complaint, which is now fully briefed. The Company believes that any loss that may arise from this litigation will not have a material adverse effect on the Company’s results of operations or financial condition.

Related Party Transactions

In fiscal year 2014, there were no transactions nor are there any currently-proposed transactions, where we were, are or will be a participant and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our common stock, or persons or entities affiliated with them, has or will have a direct or indirect material interest.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a written policy for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $50,000 and one of our executive officers, directors, director nominees, any officer of the Company at or above the rank of senior vice president or beneficial holders of more than 5% of our capital stock (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee will be required to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. The Audit Committee, in some circumstances, may engage a third party to assist the Audit Committee in its review of such relationships. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. The Company shall not enter into a related person transaction unless the transaction is first reviewed and approved by the disinterested members of the Audit Committee or, if necessary to reach a decision, a majority of the disinterested members of the Board of Directors. Any related person transactions that are ongoing in nature will be reviewed at least annually and the Audit Committee may establish guidelines for our management to follow in the course of its ongoing dealings with the related person. Any substantive change to the terms of a related person transaction shall require the same review and approval as would be required for a new related person transaction.

Our Board of Directors has also adopted a written policy under which no immediate family member of a director, the President and Chief Executive Officer, or any officer of the Company holding the position of senior vice president or higher shall be hired as a director, officer, employee or consultant to the Company until the employment arrangement is approved by the disinterested members of our Audit Committee or, if necessary to reach a decision, a majority of the disinterested members of the Board of Directors. A copy of our related person transaction policy and Audit Committee charter is available on the Investor Relations section of our website at www.francescas.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on our review of the copies of such reports, including any amendments thereto, furnished to us and written responses to annual directors’ and officers’ questionnaires that no other reports were required and all Section 16(a) reports required to be filed during fiscal 2014 were timely filed.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board of Directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.

In the performance of its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended January 31, 2015 with management and with our independent registered public accounting firm. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by the Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended January 31, 2015 filed with the SEC.

Audit Committee of the Board of Directors

Richard Kunes (Chair)
Patricia Bender
Richard Emmett
Laurie Ann Goldman
Marie Toulantis

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

AUDIT INFORMATION

Independent Registered Public Accounting Firm Fees

The Audit Committee appointed EY as our independent registered public accounting firm for the fiscal years ended January 31, 2015 and February 1, 2014. The table below shows the aggregate fees for services rendered by EY for each of these periods.

	Fiscal year ended
	January 31, 2015	February 1, 2014
Audit Fees(1)	$761,184	$724,770
Audit-Related Fees(2)	$16,382	$16,000
Tax Fees(3)	$80,000	$—
All Other Fees	$—	$—
Total	$857,566	$740,770

(1)	Audit fees represent fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings, services rendered in connection with our Form S-3 related to our follow-on public offering in fiscal 2013 and services that are normally provided by EY in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees represent fees related to the audit of our 401(k) plan.
(3)	Tax fees represent fees related to tax compliance services.

Audit Committee Pre-Approval Policies and Procedures

Under its charter, the Audit Committee must pre-approve all audit, audit-related, tax and other permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The Audit Committee is not authorized to delegate the pre-approval of permitted non-audit services. The Audit Committee approved all audit and non-audit services provided by our independent registered public accounting firm during the fiscal years ended January 31, 2015 and February 1, 2014.

ELECTION OF DIRECTORS
(Proposal No. 1)

Nominees for Election

Our Board of Directors is currently comprised of nine members. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated each of Mr. Joseph O’Leary, Ms. Marie Toulantis and Ms. Patricia Bender for election to our Board of Directors as Class I directors, each to serve a term of three years expiring at our 2018 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. Each of Mr. O’Leary, Ms. Toulantis and Ms. Bender are currently directors of the Company. See “Board of Directors and Executive Officers” for the biographical information for each of the members of our Board of Directors.

In recommending director nominees for selection by our Board of Directors, the Nominating and Corporate Governance Committee considers a number of factors, which are described in more detail above under “Board of Directors and Corporate Governance — Director Nomination Process.” In considering these factors, the Nominating and Corporate Governance Committee and our Board of Directors consider the fit of each individual’s skills with those of other directors to build a Board of Directors that is effective, collegial and responsive to the needs of our Company.

The nominees for election have each consented to be named in this Proxy Statement and to serve as directors if elected. If any of the nominees becomes unable, for any reason, or unwilling for good cause (which is not anticipated) to serve as director, there will be a vacancy on our Board of Directors unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

Plurality Voting Standard

Our Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the three nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors to serve until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified. Votes withheld shall have no legal effect. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the three nominees named in this Proxy Statement.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR each of the three nominees for director.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)

The Audit Committee has appointed EY to serve as our independent registered public accounting firm for the fiscal year ending January 30, 2016. The Company is not required by its Bylaws or applicable law to submit the appointment of EY for stockholder approval. However, as a matter of good corporate governance, the Board of Directors has determined to submit the Audit Committee’s appointment of EY as our independent registered public accounting firm to stockholders for ratification. If stockholders do not ratify the appointment of EY, the Audit Committee may consider the appointment of another independent registered public accounting firm. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.

A representative of EY is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR ratification of the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending January 30, 2016.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(Proposal No. 3)

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers (as identified in the “Introduction” to the Compensation Discussion and Analysis section of this Proxy Statement) as such compensation is disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

Our executive compensation philosophy and procedures are approved by the Compensation Committee, which consists entirely of independent directors. As described more fully under “Executive Compensation — Compensation Discussion and Analysis,” the Company’s compensation program for executives is intended to:

•	align the interests of our executive officers with our stockholders’ interests by rewarding performance that is tied to creating stockholder value; and
•	provide a total compensation package for each of our executive officers that we believe is competitive.

In furtherance of these principles, our executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces our stockholders’ interests. These features are described in more detail in the Compensation Discussion and Analysis and include the following:

•	We provide our named executive officers with annual performance-based cash award opportunities linked to our annual financial performance and the achievement of individual goals and objectives. These awards are designed to align each executive’s annual goals for his or her respective area of responsibility with the financial goals of the Company.
•	The annual equity awards granted to our named executive officers for fiscal 2014 were entirely performance-based, with the vesting of the award contingent on the achievement of pre-established performance goals (other than a retention stock award granted to Ms. Alt as described in Compensation Discussion and Analysis).
•	In fiscal year 2014, we did not achieve the threshold performance levels established by the Compensation Committee for our annual cash and equity-based award opportunities. Consistent with our pay-for-performance philosophy, our named executive officers did not receive payment for fiscal year 2014 under our annual cash award program and did not vest in the portion of their annual equity awards as to which the performance period was fiscal year 2014.
•	As described in more detail under “New CEO Employment Agreement” in the Compensation Discussion and Analysis, the Compensation Committee approved compensation arrangements for Mr. Barnes in connection with his appointment as our Chief Executive Officer in December 2014 that included a new-hire stock option that will vest only if our stock price achieves specified levels as described in detail under “Equity-Based Awards” above. Mr. Barnes’ expected target compensation for fiscal year 2015 under the agreement (consisting of his base salary, target annual bonus and the grant-date fair value of a performance-based equity award) will be approximately 81% “at-risk” variable compensation.
•	To promote alignment of management and stockholders’ interests, all executives at the level of Vice President or higher are subject to the Company’s stock ownership guidelines.
•	The Compensation Committee has retained and, in setting the Company’s executive compensation policies, has sought the advice of an independent compensation consultant.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This proposal to approve the compensation paid to our named executive officers is advisory only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the named executive officers every three years at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2018 annual meeting of stockholders.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

APPROVAL OF THE FRANCESCA’S HOLDINGS CORPORATION
2015 EQUITY INCENTIVE PLAN
(Proposal No. 4)

General

At the Annual Meeting, stockholders will be asked to approve the Francesca’s Holdings Corporation 2015 Equity Incentive Plan (the “2015 Plan”), which was adopted, subject to stockholder approval, by the Board of Directors on April 16, 2015 (“Effective Date”).

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2015 Plan are an important attraction, retention and motivation tool for participants in the plan.

The Company currently maintains the Francesca’s Holdings Corporation 2011 Equity Incentive Plan (the “2011 Plan”). As of April 10, 2015, a total of 1,709,083 shares of the Company’s common stock were then subject to outstanding awards granted under the 2011 Plan, and an additional 1,230,514 shares of the Company’s common stock were then available for new award grants under the 2011 Plan. Throughout this 2015 Plan proposal, the number of shares of the Company’s common stock subject to restricted stock awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards. For awards subject to performance-based vesting requirements, the number of shares presented is based on the target level of performance.

The Board of Directors believes that the number of shares currently available under the 2011 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. If stockholders approve the 2015 Plan, no new awards will be granted under the 2011 Plan after the Annual Meeting. In that case, the number of shares of the Company’s common stock that remain available for award grants under the 2011 Plan immediately prior to the Annual Meeting will become available for award grants under the 2015 Plan. In addition, if stockholders approve the 2015 Plan, any shares of common stock subject to outstanding awards under the 2011 Plan that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2015 Plan. Stockholders are not being asked to approve any additional shares beyond the shares that are already authorized for issuance under the 2011 Plan.

If stockholders do not approve the 2015 Plan, the Company will continue to have the authority to grant awards under the 2011 Plan. If stockholders approve the 2015 Plan, the termination of our grant authority under the 2011 Plan will not affect awards then outstanding under the 2011 Plan.

Summary Description of the 2015 Equity Incentive Plan

The principal terms of the 2015 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2015 Plan, which appears as Exhibit A to this Proxy Statement.

Purpose.  The purpose of the 2015 Plan is to promote the success of the Company and the interests of our stockholders by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration.  Our Board of Directors or one or more committees appointed by our Board of Directors will administer the 2015 Plan. Our Board of Directors has delegated general administrative authority for the 2015 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2015 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2015 Plan, including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;
•	to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;
•	to determine any applicable vesting and exercise conditions for awards (including any applicable performance-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;
•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;
•	subject to the other provisions of the 2015 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;
•	to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2015 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;
•	to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;
•	to approve the form of any award agreements used under the 2015 Plan; and
•	to construe and interpret the 2015 Plan, make rules for the administration of the 2015 Plan, and make all other determinations necessary or advisable for the administration of the 2015 Plan.

No Repricing.  In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility.  Persons eligible to receive awards under the 2015 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 4,295 officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s eight directors, which excludes any director that is employed by us, are considered eligible under the 2015 Plan.

Authorized Shares; Limits on Awards.  The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2015 Plan equals the sum of: (1) the number of shares available for additional award grant purposes under the 2011 Plan as of the date of the Annual Meeting and determined immediately prior to the termination of the authority to grant new awards under that plan as of the date of the Annual Meeting, plus (2) the number of any shares subject to stock options granted under the 2011 Plan and outstanding as of the date of the Annual Meeting which expire, or for any reason are cancelled or terminated, after the date of the Annual Meeting without being exercised, plus

(3) the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2011 Plan that are outstanding and unvested as of the date of the Annual Meeting which are forfeited, terminated, cancelled, or otherwise reacquired after the date of the Annual Meeting without having become vested (such total number of shares, the “Share Limit”). As of April 10, 2015, approximately 1,230,514 shares were available for additional award grant purposes under the 2011 Plan, and approximately 1,709,083 shares were subject to awards then outstanding under the 2011 Plan. As noted above, no additional awards will be granted under the 2011 Plan if stockholders approve the 2015 Plan.

The following other limits are also contained in the 2015 Plan:

•	The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 1,500,000 shares.
•	The maximum number of shares subject to those options and stock appreciation rights that are granted under the plan during any one calendar year to any one individual is 1,500,000 shares.
•	The maximum number of shares subject to “Qualified Performance-Based Awards” under Section 5.2 of the 2015 Plan (as described in more detail below) granted during any one calendar year to any one participant (including Qualified Performance-Based Awards payable in shares and Qualified Performance-Based Awards payable in cash upon or following vesting of the award where the amount of such payment is determined with reference to the fair market value of a share at such time) is 1,500,000 shares (counting such shares on a one-for-one basis for this purpose). The maximum amount that may be paid to any one participant in respect of all Qualified Performance-Based Awards payable only in cash (other than the cash awards referred to in the preceding sentence) and granted to that participant in any one calendar year is $3,000,000.

Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2015 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2015 Plan. Except as described below, to the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the 2015 Plan, the number of underlying shares which are actually issued in payment of the award shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 15,000 shares shall be charged against the Share Limit with respect to such exercise.) Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2015 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award granted under the 2015 Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the 2015 Plan. In addition, shares that are exchanged by a participant or withheld by the Company after the date of the Annual Meeting to pay the exercise price of an award granted under the 2011 Plan, as well as any shares exchanged or withheld after the date of the Annual Meeting to satisfy the tax withholding obligations related to any award granted under the 2011 Plan, will be available for the grant of new awards under the 2015 Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2015 Plan. In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit.) Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under the 2015 Plan other than the aggregate Share Limit. In addition, the 2015 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2015 Plan. The Company may not increase the applicable share limits of the 2015 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards.  The 2015 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2015 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2015 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2015 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant. Options and stock appreciation rights may be fully vested at grant or may be subject to time- and/or performance-based vesting requirements.

The other types of awards that may be granted under the 2015 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the 2015 Plan may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Qualified Performance-Based Awards.  Under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) a public corporation generally cannot take a tax deduction in any tax year for compensation it pays to its Chief Executive Officer and certain other executive officers in excess of $1 million. Compensation that qualifies as “performance-based” under Section 162(m), however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

The Administrator may grant awards under the 2015 Plan that are intended to be performance-based awards within the meaning of Section 162(m). Stock options and stock appreciation rights may qualify as performance-based awards within the meaning of Section 162(m). In addition, other types of awards authorized under the 2015 Plan (such as restricted stock, performance stock, stock units, and cash bonus opportunities) may be granted with performance-based vesting requirements and intended to qualify as performance-based awards within the meaning of Section 162(m) (“Qualified Performance-Based Awards”). While the Administrator may grant awards under the 2015 Plan that qualify (or are intended to qualify) as performance-based awards within the meaning of Section 162(m), nothing requires that any award qualify as “performance-based” within the meaning of Section 162(m) or otherwise be deductible for tax purposes.

The vesting or payment of Qualified Performance-Based Awards will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. To qualify an award as performance-based under Section 162(m), the Administrator must consist solely of two or more outside directors (as this requirement is applied under Section 162(m)), the Administrator must establish criteria and targets in advance of applicable deadlines under Section 162(m) and while the attainment of the performance targets remains substantially uncertain, and the Administrator must certify that any applicable performance goals and other material terms of the grant were satisfied. The performance criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. The terms of the Qualified Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other items specified by the Administrator at the time of establishing the goals.

Qualified Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Qualified Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Dividend Equivalents; Deferrals.  The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2015 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2015 Plan that is subject to performance-based vesting requirements, no dividend equivalent payment will be made unless the related performance-based vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related performance-based vesting conditions are not satisfied).

Assumption and Termination of Awards.  If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2015 Plan will not automatically become fully vested pursuant to the provisions of the 2015 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2015 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested, subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2015 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment.

Transfer Restrictions.  Subject to certain exceptions contained in Section 5.7 of the 2015 Plan, awards under the 2015 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments.  As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2015 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.  Except as expressly provided with respect to the termination of the authority to grant new awards under the 2011 Plan if stockholders approve the 2015 Plan, the 2015 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

Termination of or Changes to the 2015 Plan.  The Board of Directors may amend or terminate the 2015 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board of Directors. Unless terminated earlier by the Board of Directors and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2015 Plan will terminate at the close of business on the day before the tenth anniversary of the Effective Date. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2015 Plan

The U.S. federal income tax consequences of the 2015 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2015 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2015 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2015 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) may not be permitted to be deducted by the company in certain circumstances.

Specific Benefits under the 2015 Equity Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2015 Plan. The Company is not currently considering any other specific award grants under the 2015 Plan, except for the annual grants of performance-based restricted stock awards to Mr. Barnes contemplated by his employment agreement with the Company described under “New CEO Employment Agreement” in the “Compensation Discussion and Analysis” above and annual grants of stock options to our non-employee directors described under the “Director Compensation” section above. Under Mr. Barnes’ employment agreement, he is entitled to receive a performance-based restricted stock award each year during his employment with the Company that has a value of $2,500,000 (based on our stock price on the grant date). Assuming, for illustrative purposes only, that the per-share amount used for the conversion of the $2,500,000 amount into shares was $17.43 (which was the closing price of our common stock on April 10, 2015), the number of shares that would be subject to the performance-based restricted stock awards for Mr. Barnes pursuant to his employment agreement is approximately 1,434,309 shares over the 10-year term of the plan assuming that he was entitled to that annual grant for each of those 10 years. As noted, this calculation assumes that Mr. Barnes’ employment with the Company continues through the full 10-year term of the plan and there are no amendments to the employment agreement that affect these annual grants. Under our current director compensation policy, the annual option grants to our non-employee directors are determined by dividing $100,000 by the per-share value of our stock options at the time of grant (using a Black-Scholes or similar valuation method based on the assumptions generally used by the Company in valuing its stock options for financial reporting purposes). Assuming, for illustrative purposes only, that the per-share value of our stock options used for the conversion of the $100,000 amount set forth above into shares was $8.53 (which was the per-share value of our stock options as of the last day of fiscal year 2014 using a Black-Scholes method and the assumptions reflected in our financial reporting), the number of shares that would be subject to the stock options allocated to the Company’s six non-employee directors as a group pursuant to the annual grant formula is approximately 703,400. This figure represents the aggregate number of shares that would be subject to the annual option grants under the director grant program for the 10-year term of the plan based on that assumed stock option valuation. This calculation also assumes that there are no new eligible directors, there continue to be six eligible directors seated and there are no changes to the awards granted under the director grant program.

If the 2015 Plan had been in existence in fiscal year 2014, the Company expects that its award grants for fiscal year 2014 would not have been substantially different from those actually made in that year under the 2011 Plan. For information regarding stock-based awards granted to the Company’s named executive officers during fiscal year 2014, see the material under the heading “Executive Compensation” above.

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the 2015 Plan.

“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock awards granted under the 2011 Plan, that were subject to outstanding stock options granted under the 2011 Plan, and that were then available for new award grants under the 2011 Plan as of January 31, 2015 and as of April 10, 2015. Throughout this 2015 Plan proposal, the number of shares of the Company’s common stock subject to restricted stock awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards. For awards subject to performance-based vesting requirements, the number of shares presented is based on the target level of performance.

	As of January 31, 2015	As of April 10, 2015
Shares subject to outstanding restricted stock awards (excluding performance-based vesting awards)	40,027	23,349
Shares subject to outstanding performance-based vesting restricted stock awards	61,778	314,131
Shares subject to outstanding stock options (excluding performance-based vesting options)	631,604	371,603
Shares subject to outstanding performance-based vesting options	1,000,000	1,000,000
Shares available for new award grants	1,206,539	1,230,514

As of January 31, 2015, a total of 1,974,958 shares of the Company’s common stock were subject to all outstanding awards granted under the Company’s equity compensation plans (including the shares then subject to outstanding awards under the 2011 Plan and the Company’s 2010 Stock Incentive Plan (the “2010 Plan”), of which 40,027 shares were then subject to outstanding restricted stock awards (excluding performance-based vesting awards), 61,778 shares were then subject to outstanding performance-based vesting restricted stock awards, 873,153 shares were then subject to outstanding stock options (excluding performance-based vesting options), and 1,000,000 shares were then subject to outstanding performance-based vesting options.

As of April 10, 2015, a total of 1,930,433 shares of the Company’s common stock were subject to all outstanding awards granted under the Company’s equity compensation plans (including the shares then subject to outstanding awards under the 2011 Plan and the 2010 Plan), of which 23,349 shares were then subject to outstanding restricted stock awards (excluding performance-based vesting awards), 314,131 shares were then subject to outstanding performance-based vesting restricted stock awards, 592,953 shares were then subject to outstanding stock options (excluding performance-based vesting options), and 1,000,000 shares were then subject to outstanding performance-based vesting options.

The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 43,744,177 shares issued and outstanding in fiscal year 2012; 43,372,555 shares issued and outstanding in fiscal year 2013; and 42,259,205 shares issued and outstanding in fiscal year 2014. The number of shares of the Company’s common stock issued and outstanding as of January 31, 2015 and April 10, 2015 was 42,297,833 and 42,318,032 shares, respectively.

“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted under the 2011 Plan in each of the last three fiscal years, and to date (as of April 10, 2015) for fiscal year 2015, are as follows:

•	705,000 shares in fiscal year 2012 (which was 1.6% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal year 2012), all of which were subject to stock options;
•	123,395 shares in fiscal year 2013 (which was 0.3% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal year 2013), all of which were subject to stock options;
•	1,287,575 shares in fiscal year 2014 (which was 3.0% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal year 2014), of which 40,027 shares were subject to restricted stock awards (excluding performance-based vesting awards), 169,964 shares were subject to performance-based vesting restricted stock awards, 77,584 shares were subject to stock options (excluding performance-based vesting options), and 1,000,000 shares were subject to performance-based vesting options; and
•	254,309 shares in fiscal year 2015 through April 10, 2015 (which was 0.6% of the number of shares of the Company’s common stock issued and outstanding on April 10, 2015), all of which were subject to performance-based vesting restricted stock.

Thus, the total number of shares of the Company’s common stock subject to awards granted under the 2011 Plan per year over the last three fiscal years (2012, 2013 and 2014) has been, on average, 1.6% of the weighted-average number of shares of the Company’s common stock issued and outstanding for the corresponding fiscal year. Performance-based vesting awards have been included above in the fiscal year in which the award was granted. There were no performance-based vesting restricted stock awards or performance-based stock options that became eligible to vest in any of fiscal years 2012, 2013 and 2014.

The total number of shares of our common stock that were subject to awards granted under the 2011 Plan that terminated or expired, and thus became available for new award grants under the 2011 Plan, in each of the last three fiscal years, and to date (as of April 10, 2015) in fiscal year 2015, are as follows: 552,869 in fiscal year 2012, 156,330 in fiscal year 2013, 328,594 in fiscal year 2014, and 278,634 to date in fiscal year 2015. There were no shares of our common stock that were subject to awards granted under the 2011 Plan and that were withheld to cover tax withholding obligations arising with respect to the award, and thus became available for new award grants under the 2011 Plan, in any of fiscal years 2012, 2013 and 2014, and to date (as of April 10, 2015). Shares subject to 2011 Plan awards that terminated or expired and became available for new award grants under the 2011 Plan have been included when information is presented in this 2015 Plan proposal on the number of shares available for new award grants under the 2011 Plan.

The Compensation Committee anticipates that the shares available for new award grants under the 2011 Plan on the Annual Meeting date and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide the Company with flexibility to continue to grant equity awards under the 2015 Plan through approximately the end of 2018 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.

The closing market price for a share of the Company’s common stock as of April 16, 2015 was $17.64 per share.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains two equity compensation plans: the 2011 Plan and the 2010 Plan (although the Company’s authority to grant new awards under the 2010 Plan terminated prior to the Company’s initial public offering in 2011). Each of these plans was approved by the Company’s stockholders prior to its initial public offering. Stockholders are also being asked to approve a new equity compensation plan, the 2015 Plan, as described above.

The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of January 31, 2015.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	1,873,153	(1)	$15.83	1,206,539	(2)
Equity compensation plans not approved by stockholders	N/A		N/A	N/A
Total	1,873,153		$15.83	1,206,539

(1)	Of these shares, 1,631,604 were subject to options then outstanding under the 2011 Plan, 0 were subject to stock unit awards then outstanding under the 2011 Plan, and 241,549 were subject to options then outstanding under the 2010 Plan. The Company’s authority to grant new awards under the 2010 Plan terminated prior to the Company’s initial public offering in 2011. This table does not include outstanding awards of restricted stock.
(2)	All of these shares were available for grant under the 2011 Plan. Awards subject to performance-based vesting requirements are included based on the target level of performance under the award. No new awards will be granted under the 2011 Plan if stockholders approve the 2015 Plan.

Vote Required for Approval of the 2015 Equity Incentive Plan

The Board of Directors believes that the adoption of the 2015 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board of Directors and all of the Company’s executive officers are eligible for awards under the 2015 Plan and thus have a personal interest in the approval of the 2015 Plan.

Approval of the 2015 Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and voting on the Plan Proposal. See “— What is required to approve each proposal at the Annual Meeting?”, “— What happens if I withhold or abstain?” and “— How will my shares be voted if I do not give specific voting instructions?”

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR the approval of the 2015 Equity Incentive Plan as described above and set forth in Exhibit A hereto.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any postponement or adjournment thereof and is voted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.  Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2016 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the Company’s proxy statement, stockholder proposals must be received no later than December 26, 2015 and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in the Company’s proxy materials. If we change the date of the 2016 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2016 annual meeting of stockholders. Proposals should be sent to the attention of the Corporate Secretary at 8760 Clay Road, Houston, Texas 77080 or by facsimile at 713-426-0422.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates.  Stockholders who wish to nominate persons for election to the Board of Directors at the 2015 annual meeting of stockholders or who wish to present a proposal at the 2016 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials the Company distributes for such meeting, must deliver written notice of the nomination or proposal to the Company’s Corporate Secretary no earlier than January 11, 2016 and no later than 5:00 p.m., Central time, on February 10, 2016 (provided, however, that if the 2016 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2016 annual meeting of stockholders and no later than 5:00 p.m., Central time, on the 120th day prior to the date of the 2016 annual meeting of stockholders or, if the first public announcement of the date of the 2016 annual meeting is less than 100 days prior to the date of the 2016 annual meeting, the 10th day following the day on which public announcement of the date of the 2016 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Section 1.12 of our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2016 annual meeting of stockholders. A stockholder’s written notice should be sent to the attention of the Corporate Secretary at 8760 Clay Road, Houston, Texas 77008.

ANNUAL REPORT TO STOCKHOLDERS

Our 2014 Annual Report has been posted, and is available without charge, on our corporate website at www.francescas.com. For stockholders receiving a Notice, such Notice will contain instructions on how to request a printed copy of our 2014 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2014 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2014 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to Corporate Secretary at 8760 Clay Road, Houston, Texas 77080.

ALL STOCKHOLDERS ARE URGED TO VOTE IN PERSON OR TO SUBMIT YOUR PROXY
OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Houston, Texas April 24, 2015	Kal Malik Secretary

EXHIBIT A

2015 EQUITY INCENTIVE PLAN

FRANCESCA’S HOLDINGS CORPORATION
2015 EQUITY INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Francesca’s Holdings Corporation 2015 Equity Incentive Plan (this “Plan”) of Francesca’s Holdings Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and the interests of the Corporation’s stockholders by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION
3.1	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.
3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:
(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting requirements, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, and establish the events (if any) of termination, expiration or reversion of such awards;
(c)	approve the forms of any award agreements (which need not be identical either as to type of award or among participants);
(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations necessary under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;
(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;
(f)	accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;
(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);
(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to grant the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);
(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any of the actions contemplated by Section 7.2 in connection with the occurrence of an event of the type contemplated by Section 7.2;
(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and
(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.3	Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to actually meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.
3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.
3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.
4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS
4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.
4.2	Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:
(1)	the number of shares of Common Stock available for additional award grant purposes under the Corporation’s 2011 Equity Incentive Plan (the “2011 Plan”) as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) and determined immediately prior to the termination of the authority to grant new awards under the 2011 Plan as of the Stockholder Approval Date, plus
(2)	the number of any shares subject to stock options granted under the 2011 Plan and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus;
(3)	the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2011 Plan that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested.

provided that in no event shall the Share Limit exceed 2,939,597 shares (which is the sum of the number of shares available under the 2011 Plan for additional award grant purposes as of the

Effective Date (as such term is defined in Section 8.6.1), plus the aggregate number of shares subject to awards previously granted and outstanding under the 2011 Plan as of the Effective Date).

The following limits also apply with respect to awards granted under this Plan:

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 1,500,000 shares.
(b)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted under this Plan during any one calendar year to any one individual is 1,500,000 shares.
(c)	Additional limits with respect to Qualified Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3	Awards Settled in Cash, Reissue of Awards and Shares. Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan. Except as provided below, to the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the number of underlying shares which are actually issued in payment of the award shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 15,000 shares shall be counted against the Share Limit with respect to such exercise.) Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award granted under this Plan, shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan. In addition, shares that are exchanged by a participant or withheld by the Corporation after the Stockholder Approval Date as full or partial payment in connection with any award granted under the 2011 Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries after the Stockholder Approval Date to satisfy the tax withholding obligations related to any award granted under the 2011 Plan, shall be available for the grant of new awards under this Plan. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit). Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under this Plan other than the aggregate Share Limit. Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.
4.4	No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.
5.	AWARDS
5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are (subject, in each case, to the no repricing provisions of Section 3.2):

5.1.1 Stock Options.  A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs.  To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3 Stock Appreciation Rights.  A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4 Other Awards; Dividend Equivalent Rights.  The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not)

be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements or the unvested portion of a stock unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable performance-based vesting requirements are not satisfied.

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees also may be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. An Award (other than an option or SAR) intended by the Administrator to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualified Performance-Based Award.” An option or SAR intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualifying Option or SAR.” The grant, vesting, exercisability or payment of Qualified Performance-Based Awards may depend (or, in the case of Qualifying Option or SAR, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualified Performance-Based Award shall be subject to all of the following provisions of this Section 5.2, and a Qualifying Option or SAR shall be subject to the following provisions of this Section 5.2 only to the extent expressly set forth below. Nothing in this Plan, however, requires the Administrator to qualify any award or compensation as “performance-based compensation” under Section 162(m) of the Code.

5.2.1 Class; Administrator.  The eligible class of persons for Qualified Performance-Based Awards under this Section 5.2, as well as for a Qualifying Option or SAR, shall be officers and employees of the Corporation or one of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the Administrator approving Qualified Performance-Based Awards or a Qualifying Option or SAR, or making any certification required pursuant to Section 5.2.4, must constitute a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code).

5.2.2 Performance Goals.  The specific performance goals for Qualified Performance-Based Awards shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance formula, goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of the

Qualified Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other items specified by the Administrator at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.3 Form of Payment; Maximum Qualified Performance-Based Award.  Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Qualifying Option or SAR awards granted to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be subject to Qualified Performance-Based Awards (including Qualified Performance-Based Awards payable in shares of Common Stock and Qualified Performance-Based Awards payable in cash where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a share of Common Stock at such time) that are granted to any one participant in any one calendar year shall not exceed 1,500,000 shares (counting such shares on a one-for-one basis for this purpose), either individually or in the aggregate, subject to adjustment as provided in Section 7.1. The aggregate amount of compensation to be paid to any one participant in respect of all Qualified Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a share of Common Stock upon or following the vesting of the award) and granted to that participant in any one calendar year shall not exceed $3,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

5.2.4 Certification of Payment.  Before any Qualified Performance-Based Award is paid and to the extent applicable to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Qualified Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion.  The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority.  As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than a Qualifying Option or SAR) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

5.3	Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.
5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:
•	services rendered by the recipient of such award;
•	cash, check payable to the order of the Corporation, or electronic funds transfer;
•	notice and third party payment in such manner as may be authorized by the Administrator;
•	the delivery of previously owned shares of Common Stock;
•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or
•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).
5.7	Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer.  Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions.  The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3 Further Exceptions to Limits on Transfer.  The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),
(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,
(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator,
(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or
(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.
5.8	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.
6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS
6.1	General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.
6.2	Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.
7.	ADJUSTMENTS; ACCELERATION
7.1	Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code as to ISOs, Section 409A of the Code as to awards intended to comply therewith and not be subject to taxation thereunder, and Section 162(m) of the Code as to any Qualifying Option or SAR and as to Qualified Performance-Based Awards) and accounting (so as to not trigger any unintended charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions — Assumption and Termination of Awards. Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the

Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3	Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.
8.	OTHER PROVISIONS
8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.
8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.
8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:
(a)	The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.
(b)	The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.
(c)	In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date.  This Plan is effective as of April 16, 2015, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization.  The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval.  To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards.  Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

8.6.5 Limitations on Amendments to Plan and Awards.  No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.
8.8	Governing Law; Construction; Severability.

8.8.1 Choice of Law.  This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

8.8.2 Severability.  If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided that the awards shall reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the Common Stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.
8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.
8.12	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof, as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation),or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.
8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.
8.14	Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

FRANCESCA'S HOLDINGS CORPORATION
8760 CLAY ROAD
HOUSTON, TX 77080

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90447-P64042 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FRANCESCA'S HOLDINGS CORPORATION

The Board of Directors recommends you vote FOR ALL the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mr. Joseph O'Leary
02) Ms. Marie Toulantis
03) Ms. Patricia Bender

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending January 30, 2016.	☐	☐	☐
3. Approval, on an advisory basis, of the Company's executive compensation.	☐	☐	☐
4. Approval of the Francesca's Holdings Corporation 2015 Equity Incentive Plan.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and 2014 Annual Report are available at www.proxyvote.com.

M90448-P64042

FRANCESCA'S HOLDINGS CORPORATION
Annual Meeting of Stockholders
June 9, 2015, 10:00 AM CT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s), hereby revoking any proxy previously given, hereby appoint(s) Michael Barnes and Kal Malik, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of FRANCESCA'S HOLDINGS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CT on June 9, 2015, at 8760 Clay Road, Houston, TX 77080, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations included on the reverse side hereof. Whether or not direction is made, each of the named proxies is authorized to vote this proxy in his discretion on such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof.

Continued and to be signed on reverse side